Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CBT FINANCIAL CORP. AND

RIVERVIEW FINANCIAL CORPORATION

April 19, 2017

TABLE OF CONTENTS

ARTICLE I. THE MERGER		3
1.1	Merger	3
1.2	Name	3
1.3	Articles of Incorporation and Bylaws	3
1.4	Directors and Officers	3
ARTICLE II. CONVERSION AND EXCHANGE OF SHARES		4
2.1	Conversion of Shares	4
2.2	Conversion Procedure	6
2.3	Undisbursed Consideration	8
2.4	Reservation and Registration of Shares	9
2.5	Withholding Rights	9
2.6	Expenses	10
2.7	Dissenters’ Rights	10
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CBT FINANCIAL		10
3.1	Organization	10
3.2	Authority	11
3.3	Subsidiaries	11
3.4	Capitalization	11
3.5	Consents and Approvals	12
3.6	Charter, Bylaws and Minute Books	13
3.7	Reports	13
3.8	Financial Statements	14
3.9	Absence of Undisclosed Liabilities	15
3.10	Absence of Changes	16
3.11	Dividends, Distributions and Stock Purchases	16
3.12	Taxes	16
3.13	Title to and Condition of Assets	17
3.14	Contracts	17
3.15	Litigation and Governmental Directives	18
3.16	Risk Management Instruments	19
3.17	Environmental Matters	19
3.18	Intellectual Property	19
3.19	Compliance with Laws; Governmental Authorizations	20
3.20	Insurance	21
3.21	Financial Institutions Bonds	21
3.22	Labor Relations and Employment Agreements	21
3.23	Employee Benefit Plans	21
3.24	Loan Portfolio	22
3.25	Investment Portfolio	23
3.26	Related Party Transactions	23
3.27	Certain Activities	24
3.28	No Finder	24
3.29	Complete and Accurate Disclosure	24
3.30	Proxy Statement/Prospectus	24
3.31	Beneficial Ownership of Riverview Financial Common Stock	25

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3.32	Fairness Opinion	25
3.33	State Takeover Laws	25
3.34	Reorganization	25
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF RIVERVIEW FINANCIAL		25
4.1	Organization	26
4.2	Authority	26
4.3	Subsidiaries	27
4.4	Capitalization	27
4.5	Consents and Approvals	28
4.6	Charter, Bylaws and Minute Books	28
4.7	Reports	29
4.8	Financial Statements	30
4.9	Absence of Undisclosed Liabilities	31
4.10	Absence of Changes	32
4.11	Dividends, Distributions and Stock Purchases	32
4.12	Taxes	32
4.13	Title to and Condition of Assets	33
4.14	Contracts	34
4.15	Litigation and Governmental Directives	34
4.16	Risk Management Instruments	35
4.17	Environmental Matters	35
4.18	Intellectual Property	36
4.19	Compliance with Laws; Governmental Authorizations	36
4.20	Insurance	36
4.21	Financial Institutions Bonds	37
4.22	Labor Relations and Employment Agreements	37
4.23	Employee Benefit Plans	37
4.24	Loan Portfolio	38
4.25	Investment Portfolio	39
4.26	Related Party Transactions	39
4.27	Certain Activities.	40
4.28	No Finder	40
4.29	Complete and Accurate Disclosure	40
4.30	Proxy Statement/Prospectus	40
4.31	Reorganization	41
4.32	Fairness Opinion	41
ARTICLE V. COVENANTS OF CBT FINANCIAL		41
5.1	Conduct of Business	41
5.2	Best Efforts	43
5.3	Access to Properties and Records	44
5.4	Subsequent Financial Statements	44
5.5	Update Schedules	44
5.6	Notice	44
5.7	No Solicitation	44
5.8	No Purchases or Sales of Riverview Financial Common Stock During Price Determination Period	48

5.9	Dividends	48
5.10	Internal Controls	48
5.11	Transaction Expenses of CBT Financial	49
ARTICLE VI. COVENANTS OF RIVERVIEW FINANCIAL		49
6.1	Conduct of Business	49
6.2	Best Efforts	51
6.3	Access to Properties and Records	52
6.4	Subsequent Financial Statements	52
6.5	Update Schedules	52
6.6	Notice	53
6.7	No Acquisitions	53
6.8	No Purchase or Sales of Riverview Financial Common Stock During Price Determination Period	53
6.9	Employment Arrangements	53
6.10	Insurance; Indemnification	55
6.11	Appointment of Directors and COO	57
6.12	Continuation of CBT Bank’s Name	57
6.13	Headquarters	57
6.14	Independent Non-Continuing Directors	57
6.15	Assumption of CBT Financial Trust Preferred Securities	57
6.16	Amendment to Articles of Incorporation	57
ARTICLE VII. CONDITIONS PRECEDENT		58
7.1	Common Conditions	58
7.2	Conditions Precedent to Obligations of Riverview Financial	59
7.3	Conditions Precedent to the Obligations of CBT Financial	60
ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER		62
8.1	Termination	62
8.2	Effect of Termination	65
8.3	Amendment	66
8.4	Waiver	66
8.5	Specific Performance	66
ARTICLE IX. CLOSING AND EFFECTIVE TIME		66
9.1	Closing	66
9.2	Effective Time	67
ARTICLE X. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES		67
10.1	No Survival	67
ARTICLE XI. GENERAL PROVISIONS		67
11.1	Expenses	67
11.2	Press Releases, Etc	67
11.3	Notices	68
11.4	Counterparts	68
11.5	Governing Law	68
11.6	Parties in Interest	68
11.7	Disclosure Schedules	69
11.8	Entire Agreement	69

INDEX OF EXHIBITS

Exhibit A	Bank Merger Agreement
Exhibit B-1	Form of CBT Financial Voting Agreements
Exhibit B-2	Form of Riverview Financial Voting Agreements
Exhibit C	Form of Employment Agreement
Exhibit C-1	Form of Offer Letter
Exhibit D	Amended and Restated Bylaws of Riverview Financial Corporation

INDEX OF SCHEDULES

Schedule 3.3(i) – CBT Financial Subsidiaries

Schedule 3.3(ii) – CBT Bank Subsidiaries

Schedule 3.4 – Capitalization

Schedule 3.9 – Absence of Undisclosed Liabilities

Schedule 3.10 – Absence of Change

Schedule 3.11 - Dividends, Distributions and Stock Purchases

Schedule 3.12 – Taxes

Schedule 3.13 - Title to and Condition of Assets

Schedule 3.14 - Contracts

Schedule 3.15 – Litigation and Governmental Directives

Schedule 3.17– Environmental Matters

Schedule 3.20 - Insurance

Schedule 3.21 – Financial Institution Bonds

Schedule 3.22 – Labor Relations and Employment Agreements

Schedule 3.23 – Employee Benefit Plans

Schedule 3.24(a) – Loan Portfolio

Schedule 3.27 – Securities Activities

Schedule 3.28 – No Finder

Schedule 3.31 – Beneficial Ownership of Riverview Financial Common Stock

Schedule 4.3 – Riverview Bank Subsidiaries

Schedule 4.4 – Capitalization

Schedule 4.4(b) – Liens

Schedule 4.4(c) – Riverview Financial Stock Plans

Schedule 4.9 – Absence of Undisclosed Liabilities

Schedule 4.10 – Absence of Change

Schedule 4.11 – Dividends, Distributions and Stock Purchases

Schedule 4.13 – Title to and Condition of Assets

Schedule 4.14 – Contracts

Schedule 4.15 – Litigation and Governmental Directives

Schedule 4.17 – Environmental Matters

Schedule 4.20 – Insurance

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Schedule 4.21 – Financial Institutions Bonds

Schedule 4.22 – Labor Relations and Employment Agreements

Schedule 4.23 – Employee Benefits Plan

Schedule 4.24(a) – Loan Portfolio

Schedule 4.27 – Securities Activities

Schedule 4.28 – No Finder

Schedule 5.1 – Conduct of Business

Schedule 6.1 – Conduct of Business

Schedule 6.9(a) – Certain Retiring Senior Management

Schedule 6.9(f)(1) – CBT Financial Employment Obligations

Schedule 6.9(f)(2) – Riverview Financial Employment Obligations

Schedule 6.14– Independent Non-Continuing Directors

DEFINED TERMS

Definitions of the following capitalized terms used in this Agreement are set forth below or in the indicated sections:

“Acquisition Proposal” has the meaning given to it in Section 5.7(a).

“Acquisition Transaction” has the meaning given to it in Section 5.7(a).

“Additional Financial Statements” has the meaning given to it in Section 5.4.

“Agreement” has the meaning given to it in the Introduction.

“Applicable Corporate Law” has the meaning given to it in Section 1.1.

“Articles of Merger” has the meaning given to it in Section 9.2.

“Average NASDAQ Bank Index Value” has the meaning given to it in Section 8.1(i)(i)(F).

“Bank Merger” has the meaning given to it in the Background.

“Bank Merger Agreement” has the meaning given to it in the Background.

“Bank Regulator” means the Federal Reserve Board, the FDIC, and the Pennsylvania Department.

“Bankruptcy and Equity Exceptions” has the meaning given to it in Section 3.2(b).

“Benefit Plan” means all employee benefit plans, contracts or arrangements including, without limitation, pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements.

“BHC Act” has the meaning given to it in the Background.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Harrisburg, Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Canceled Shares” has the meaning given to it in Section 2.1(a)(ii).

“CBT Bank” has the meaning given to it in the Background.

“CBT Financial” has the meaning given to it in the Introduction.

“CBT Financial Balance Sheet” has the meaning given to it in Section 3.9.

“CBT Financial Closing Documents” has the meaning given to it in Section 7.2(d).

“CBT Financial Common Stock” has the meaning given to it in the Background.

“CBT Financial Disclosure Schedules” has the meaning given to it in Article III.

“CBT Financial Recommendation” has the meaning given to it in Section 5.2.

“CBT Financial Representatives” has the meaning given to it in Section 5.7(a).

“CBT Financial Reports” has the meaning given to it in Section 3.7(b).

“CBT Financial Share/CBT Financial Shares” has the meaning given to it in Section 2.1(a)(i).

“CBT Financial Shareholders Meeting” means the meeting of CBT Financial for purposes of obtaining the approval of its shareholders as required by this Agreement, and any adjournment or postponement thereof.

“CBT Financial Subsidiaries” has the meaning given to it in the Background.

“CBT Financial Subsidiaries Common Equity” has the meaning given to it in Section 3.4(d).

“Claim” has the meaning given to it in Section 6.10(b).

“Closing” has the meaning given to it in Section 9.1.

“Closing Market Price” has the meaning given to it in Section 2.1(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement between the parties, dated September 1, 2016.

“Contract Employees” has the meaning given to it in Section 6.9(a).

“Continuing Employees” has the meaning given to it in Section 6.9(a).

“Conversion Ratio” has the meaning given to it in Section 2.1(b).

“Determination Date” has the meaning given to it in Section 8.1(i)(i)(C).

“Determination Date Average Closing Price” has the meaning given to it in Section 8.1(i)(i)(D).

“Dissenting Shares” means shareholders who have exercised their dissenters’ rights pursuant to Section 2.7.

“Effective Date” has the meaning given to it in Section 9.2.

“Effective Time” has the meaning given to it in Section 9.2.

“Employment Obligation” means any employment contract, change in control agreement or policy, severance agreement, deferred compensation agreement or similar obligation (including any related amendments of any of the foregoing).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange” has the meaning given to it in Section 7.1(d).

“Exchange Agent” shall mean American Stock Transfer Corporation.

“FDI Act” has the meaning given to it in Section 3.1(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Filing Offices” shall mean the Pennsylvania Department of State.

“Final Notice of Superior Proposal” has the meaning given to it in Section 5.7(e).

“FINRA” has the meaning given to it in Section 3.5.

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Entity” has the meaning given to it in Section 3.5.

“Indemnified Liabilities” has the meaning given to it in Section 6.10(b).

“Indemnified Parties” has the meaning given to it in Section 6.10(b).

“Independent Director” has the meaning ascribed to it by NASDAQ Marketplace Rule 5605(a)(2).

“Index Ratio” has the meaning given to it in Section 8.1(i)(i)(E).

“Intellectual Property” has the meaning given to it in Section 3.18.

“IRS” has the meaning given to it in Section 3.12.

“Knowledge” means, with respect to Riverview Financial, the actual knowledge of its President, Chief Executive Officer and Chief Financial Officer. With respect to CBT Financial, “Knowledge” means the actual knowledge of its President and Chief Executive Officer and Chief Financial Officer.

“Liens” has the meaning given to it in Section 3.4(b).

“Letter of Transmittal” has the meaning given to it in Section 2.2(c).

“Loans” has the meaning given to it in Section 3.24.

“Market” means the OTC Markets OTCQX forum.

“Material Adverse Effect” means, with respect to CBT Financial, Riverview Financial or the Surviving Corporation, as the case may be, an event, change, effect or circumstance that (i) has a material negative impact on the business, properties, assets, liabilities, results of operations, financial condition or prospects of such party and its Subsidiaries, taken as a whole, provided however that “Material Adverse Effect” shall not be deemed to include the impact of the following: (A) changes, after the date hereof, in U.S. GAAP or applicable regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities; (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally; (D) the failure, in and of itself, of such party to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) actions or omissions taken pursuant to the written consent or request of Riverview Financial, in the case of CBT Financial, or CBT Financial, in the case of Riverview Financial, or (G) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, financial condition or prospects of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate; or (ii) does or would reasonably be expected to materially impair the ability of either CBT Financial, on the one hand, or Riverview Financial, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement.

“Material Contract” means any of the following agreements of a party or any of its direct or indirect subsidiaries (the “Subject Company”):

(1) any contract for outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Subject Company in excess of $100,000 or by which the Subject Company is bound;

(2) any contract containing covenants that limit in any material respect the ability of the Subject Company to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Subject Company may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Subject Company;

(3) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Subject Company or any of the Subject Company subsidiaries;

(4) any real property lease and any other lease with annual rental payments aggregating $100,000 or more;

(5) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $250,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(6) any contract or arrangement under which the Subject Company or any of the Subject Company subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Subject Company or the Subject Company subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Subject Company or any of the Subject Company subsidiaries;

(7) any contract that by its terms limits the payment of dividends or other distributions by the Subject Company;

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(8) any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(9) any contract that would reasonably be expected to prevent, materially delay, or materially impede the Subject Company’s ability to consummate the transactions contemplated by this Agreement;

(10) any contract providing for indemnification by the Subject Company of any person, except for immaterial contracts entered into in the ordinary course of business consistent with past practice;

(11) any contract that contains a put, call, or similar right pursuant to which the Subject Company could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $100,000;

(12) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K; and

(13) any contract of the Subject Company that was, or was required to be, filed as an exhibit pursuant to Section 10 of Item 601 of Regulation S-K (or would have been required if the Subject Company was subject to compliance with the Exchange Act of 1934).

“Merger” has the meaning given to it in the Background.

“Notice of Superior Proposal” has the meaning given to it in Section 5.7(e).

“Ordinary Course of Business” means the ordinary course of operations of a party consistent with its customary business practices.

“Parties” means Riverview Financial and CBT Financial.

“Pennsylvania Department” means the Pennsylvania Department of Banking and Securities.

“Pension Plan” means each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or otherwise due or contested in good faith in appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the continued use of such property in the manner in which it is currently used and do not, individually or in the aggregate detract from the value of, or impair the use of, such property; (iii) liens to secure landlords, lessors or renters under leases or rental agreements; (iv) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens; and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union, Governmental Entity or other entity.

“Price Determination Period” has the meaning given to it in Section 2.1(d).

“Prior Year” means the calendar year most recently ended prior to the date of this Agreement.

“Proxy Statement/Prospectus” has the meaning given to it in Section 3.5.

“Registration Statement” has the meaning given to it in Section 3.5.

“Regulatory Agency or Regulatory Agencies” has the meaning given to it in Section 3.7(a).

“Regulatory Agreement” has the meaning given to it in Section 3.15.

“Related Party Transaction” has the meaning given to it in Section 3.26.

“Riverview Bank” has the meaning given to it in the Background.

“Riverview Financial” has the meaning given to it in the Introduction.

“Riverview Financial Balance Sheet” has the meaning given to it in Section 4.9.

“Riverview Financial Closing Documents” has the meaning given to it in Section 7.3(e).

“Riverview Financial Common Stock” has the meaning given to it in the Background.

“Riverview Financial Disclosure Schedules” has the meaning given to it in Article IV.

“Riverview Financial Employers” has the meaning given to it in Section 6.9(a).

“Riverview Financial Options” has the meaning given to it in Section 4.4(c).

“Riverview Financial Price Ratio” has the meaning given to it in Section 8.1(i)(i)(B).

“Riverview Financial SEC Reports” has the meaning given to it in Section 4.7(b).

“Riverview Financial Stock Consideration” has the meaning given to it in Section 2.1(b).

“Riverview Financial Stock Plan” has the meaning given to it in Section 4.4(c).

“Riverview Financial Subsidiaries” has the meaning given to it in the Background.

“Riverview Financial Subsidiaries Common Equity” has the meaning given to it in Section 4.4(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning given to it in Section 4.7(b).

“Series A Preferred Stock” has the meaning set forth in Section 2.1.

“SOX Act” means the Sarbanes-Oxley Act of 2002.

“SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Starting Price” has the meaning given to it in Section 8.1(i)(i)(A).

“Subsequent Determination” has the meaning given to it in Section 5.7(e).

“Subsidiary” means a corporation, partnership, joint venture or other entity in which Riverview Financial or CBT Financial, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” has the meaning given to it in Section 5.7(b).

“Surviving Corporation” has the meaning given to it in Section 1.1.

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” has the meaning given to it in Section 8.1(d).

“Termination Fee” has the meaning given to it in Section 8.2(b)(iii).

“Unclaimed Shares” has the meaning given to it in Section 2.3(d).

“Unexchanged Shareholder” has the meaning given to it in Section 2.3(a).

“Voting Agreements” has the meaning given to it in the Background.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), entered into as of April 19, 2017, by and between Riverview Financial Corporation, a Pennsylvania corporation having its administrative headquarters at 3901 N. Front Street, Harrisburg, PA 17110 (“Riverview Financial”), and CBT Financial Corp., a Pennsylvania corporation having its administrative headquarters at 11 N. Second Street, Clearfield, PA 16830 (“CBT Financial”).

BACKGROUND:

Riverview Financial is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and is the parent holding company of Riverview Bank, a Pennsylvania chartered financial institution (“Riverview Bank”). Riverview Bank has a single subsidiary, Riverview Nominee Services, LLC. Riverview Bank and all other wholly-owned subsidiaries of Riverview Financial and Riverview Bank are collectively referred to herein as the “Riverview Financial Subsidiaries.”

CBT Financial is a bank holding company registered under the BHC Act and is the parent holding company of CBT Bank, a Pennsylvania chartered financial institution (“CBT Bank”). In addition to CBT Bank, CBT Financial has the following wholly-owned subsidiaries: CBT Financial Statutory Trust I and CBT Financial Statutory Trust II. CBT Bank has the following wholly-owned subsidiary: CBT Investment Services, Inc. CBT Bank and all other wholly-owned subsidiaries of CBT Financial and CBT Bank are collectively referred to herein as the “CBT Financial Subsidiaries.”

The Boards of Directors of Riverview Financial and CBT Financial have determined that it is in the best interests of Riverview Financial and CBT Financial, respectively, for CBT Financial to merge with and into Riverview Financial with Riverview Financial surviving (the “Merger”), and for CBT Bank to merge with and into Riverview Bank, with Riverview Bank surviving (the “Bank Merger”). In connection with the Bank Merger, Riverview Bank and CBT Bank have entered into that certain Bank Merger Agreement, of even date herewith, attached hereto as Exhibit A (the “Bank Merger Agreement”).

In connection with the Merger, all of the outstanding shares of the common stock of CBT Financial, no par value per share (the “CBT Financial Common Stock”), will be converted into shares of the common stock of Riverview Financial, no par value per share (the “Riverview Financial Common Stock”) on the terms described in this Agreement.

In connection with the execution of this Agreement, CBT Financial has obtained voting agreements in the form of Exhibit B-1, attached hereto, from the directors and executive officers listed on Exhibit B-1, pursuant to which each such person has agreed to vote all shares of CBT Financial Common Stock beneficially owned by him or her in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the “CBT Voting Agreements”).

In connection with the execution of this Agreement, Riverview Financial has obtained voting agreements in the form of Exhibit B-2, attached hereto, from the directors and executive officers listed on Exhibit B-2, pursuant to which each such person has agreed to vote all shares of

Riverview Financial Common Stock beneficially owned by him or her in favor of the approval of an amendment to Riverview Financial’s Articles of Incorporation to increase its authorized shares of common stock (collectively, the “Riverview Voting Agreements”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I.

THE MERGER

1.1    Merger. Subject to the terms and conditions of this Agreement, at the Effective Time: (i) CBT Financial shall merge with and into Riverview Financial pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “Applicable Corporate Law”), whereupon the separate existence of CBT Financial shall cease, and Riverview Financial shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) all of the outstanding shares of CBT Financial Common Stock will be converted into Riverview Financial Common Stock and cash in accordance with the provisions of Article II.

1.2    Name. The name of the Surviving Corporation shall be “Riverview Financial Corporation.” Subject to Section 6.13, the address of the principal office of the Surviving Corporation will be the address of Riverview Financial at the Effective Time.

1.3    Articles of Incorporation and Bylaws. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Riverview Financial as in effect at the Effective Time. The Bylaws of the Surviving Corporation shall be the Bylaws in the form attached hereto as Exhibit D.

1.4    Directors and Officers.

(a)    Directors.

(i)    The Board of Directors of the Surviving Corporation shall initially have sixteen (16) members, eight (8) of whom shall be directors designated by CBT Financial (the “Legacy CBT Directors”) and eight (8) of whom shall be directors designated by Riverview Financial (the “Legacy Riverview Directors”), all of whom shall be as mutually agreed to by the Parties. All nominees must meet applicable SEC requirements for director independence, and applicable NASDAQ listing criteria and independent director requirements (subject to applicable and permissible exceptions for employee directors).

(ii)    Each Surviving Corporation director shall be assigned to one of three classes of directors, as mutually agreed, consistent with Riverview Financial’s current staggered terms; provided, however, that the Parties agree that two (2) directors (one Legacy CBT Director, Mr. William E. Wood, and one Legacy Riverview Director, yet to be determined) will be assigned to a class of director having a full three year term, but shall not be eligible for re-election to that class and, upon expiration of their term of office, the size of the Board shall be reduced by two.

(iii)    For a period of three (3) years after Closing, upon retirement or departure of a director, the legacy directors of the party who originally selected the departing director and who are also Independent Directors and then serving as a director will nominate the departing director’s replacement. Such replacement shall be deemed to be a Legacy CBT Director or a Legacy Riverview Director, as appropriate.

(iv)    The Chairman of the Board of the Surviving Corporation will be filled by a Legacy CBT Financial Director for three (3) years following Closing. Provided that they are then directors of the Surviving Corporation, the CBT Financial nominee for Chairman of the Board for the first year shall be William E. Wood and the second- and third year-term nominee shall be John G. Soult, Jr. If either Mr. Wood or Mr. Soult is not a director during the year in which he is to be nominated as Chairman, the Legacy CBT Directors then in office shall determine a replacement nominee for the position. The Vice Chairman of the Board of the Surviving Corporation will be filled by a Legacy Riverview Financial Director for three (3) years following Closing. Provided that he is then a director of the Surviving Corporation, the Riverview Financial nominee for the first year shall be David W. Hoover, and the second- and third year-term nominee shall be determined by the Legacy Riverview Directors then in office. If Mr. Hoover is not a director during the year in which he is to be nominated as Vice- Chairman, the Legacy Riverview Financial Directors then in office shall determine a replacement nominee for that position.

(b)    Officers. The President and Chief Executive Officer of the Surviving Corporation shall be the President and Chief Executive Officer of Riverview Financial in office at the Effective Time. Michael J. Bibak shall be appointed as Chief Operating Officer of the Surviving Corporation at the Effective Time provided that he has entered into a mutually agreeable employment agreement with Riverview Financial.

ARTICLE II.

CONVERSION AND EXCHANGE OF SHARES

2.1    Conversion of Shares. At the Effective Time, the shares of CBT Financial Common Stock then outstanding shall be converted into shares of Riverview Financial Common Stock, as follows:

(a)    Conversion of Shares.

(i)    Except for the Canceled Shares and Dissenting Shares, each share of CBT Financial Common Stock issued and outstanding immediately prior to the Effective Time (a “CBT Financial Share” and, collectively, the “CBT Financial Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and extinguished and converted into the right to receive, upon the surrender of the share certificates evidencing the CBT Financial Shares (it being understood that any reference herein to a “certificate” of CBT Financial Shares shall be deemed to include reference to book-entry account statements relating to the ownership of shares of CBT Financial Common Stock), the Riverview Financial Stock Consideration.

(ii)    Shares of CBT Financial Common Stock owned as of the Effective Time by Riverview Financial, Riverview Bank, CBT Financial or any CBT Financial Subsidiary (except for trust account shares or shares acquired in connection with debts previously contracted) (collectively, the “Canceled Shares”) shall not be converted into the Riverview Financial Stock Consideration and shall be canceled at the Effective Time.

(iii)    Each share of Riverview Financial Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of Riverview Financial Common Stock, and each holder thereof shall retain his or her rights therein. The holders of the shares of Riverview Financial Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of Riverview Financial Common Stock.

(b)    Definitions. For purposes hereof, the following terms have the following meanings:

“Riverview Financial Stock Consideration” means a number of shares of Riverview Financial Common Stock equal to the number of CBT Financial Shares to be converted into Riverview Financial Common Stock multiplied by the Conversion Ratio.

“Conversion Ratio” means 2.86, which is the number of shares of Riverview Financial Common Stock payable in the merger per CBT Financial share exchanged therefor; provided, however, that if Riverview Financial or CBT Financial shall, at any time after the date of this Agreement and before the Effective Time, change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, then the Conversion Ratio shall be proportionately adjusted (calculated to four (4) decimal places), so that each CBT Financial shareholder shall receive at the Effective Time, in exchange for his or her shares of CBT Financial Common Stock, the number of shares of Riverview Financial Common Stock as would then have been owned by such CBT Financial shareholder if the Effective Time had occurred before the record date of such event. For example, if Riverview Financial were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 2.86 to 3.003 shares. For the avoidance of doubt, the Parties agree that the conversion of Riverview Financial Series A preferred stock (the “Series A Preferred Stock”) into non-voting common stock or common stock, in accordance with its terms, shall not be an event requiring adjustment of the Conversion Ratio.

(c)    No Fractional Shares. No fractional shares of Riverview Financial Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which a CBT Financial shareholder would otherwise be entitled, such shareholder shall instead receive, in cash, an amount equal to the Closing Market Price multiplied by such fractional interest.

(d)    Closing Market Price. For purposes of this Agreement, the “Closing Market Price” shall be the average of the per share closing bid and asked prices for Riverview Financial Common Stock, calculated to two (2) decimal places, for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date (the “Price Determination Period”), as reported by the Market. For example, if December 22, 2017 were to be the Effective Date, then the Price Determination Period would be December 6-8, 11-15 and 18-19, 2017. In the event that the Market shall fail to report closing bid and asked prices for Riverview Financial Common Stock for any trading day during the Price Determination Period, the closing bid and asked prices for that day shall be equal to the average of the closing bid and asked prices as quoted: (i) by Monroe Financial Partners, Inc. and FIG Partners; or (ii) in the event that both of these firms are not then making a market in Riverview Financial Common Stock, by two brokerage firms then making a market in Riverview Financial Common Stock to be selected by Riverview Financial and approved by CBT Financial.

2.2    Conversion Procedure.

(a)    Issuance of Riverview Financial Stock Consideration.

(i)    Immediately prior to the Effective Time, Riverview Financial shall deliver to the Exchange Agent, in trust for the benefit of the holders of CBT Financial Shares, certificates representing an aggregate number of shares of Riverview Financial Common Stock equal, as nearly as practicable, to the number of shares to be converted into Riverview Financial Common Stock as determined in Section 2.1(a). Notwithstanding the foregoing, Riverview Financial may, at its election, deliver the required shares of Riverview Financial Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of Riverview Financial Common Stock.

(ii)    As soon as practicable following the Effective Time, each holder of CBT Financial Shares, upon proper surrender to the Exchange Agent of one or more certificates for such CBT Financial Shares for cancellation accompanied by a properly completed Letter of Transmittal, shall receive (and the Exchange Agent shall deliver) certificates or electronic book entry to their account representing the number of whole shares of Riverview Financial Common Stock into which such CBT Financial Shares shall have been converted in the Merger and a check for any fractional interests in accordance with Section 2.1(c).

(iii)    No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of Riverview Financial

Common Stock until such persons surrender their certificates for CBT Financial Shares, at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any Riverview Financial Common Stock is to be issued in a name other than that in which the CBT Financial certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of CBT Financial Shares for any Riverview Financial Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(b)    Payment of Cash in Lieu of Fractional Shares. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the cash to be received in the Merger in exchange for any fractional shares. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of CBT Financial Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c)    Letter of Transmittal. Riverview Financial will instruct the Exchange Agent to mail to each holder of record of CBT Financial Shares, as soon as reasonably practical after the Effective Time, but in no event later than five (5) Business Days thereafter: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by CBT Financial and Riverview Financial prior to the Effective Time) and (ii) instructions for use in effecting the surrender of certificates in exchange for the Riverview Financial Stock Consideration and cash in lieu of any fractional shares (the “Letter of Transmittal”).

(d)    Missing Certificates.

(i)    If any holder of CBT Financial Shares is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Riverview Financial Stock Consideration and cash in lieu of any fractional shares to which the holder is entitled for such shares upon presentation of the following:

(A)    evidence to the reasonable satisfaction of Riverview Financial that any such certificate has been lost, wrongfully taken or destroyed;

(B)    such security or indemnity as may be reasonably requested by Riverview Financial in accordance with industry standards, to indemnify and hold harmless Riverview Financial and the Exchange Agent; and

(C)    evidence satisfactory to Riverview Financial that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.

2.3    Undisbursed Consideration.

(a)    The Exchange Agent shall return to Riverview Financial any remaining cash and Riverview Financial Stock Consideration on deposit with the Exchange Agent on the date which is one (1) year after the Effective Date. Any shareholder of CBT Financial who has not surrendered his or her certificate(s) to the Exchange Agent (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the Riverview Financial Stock Consideration and cash in lieu of any fractional shares, without interest, upon the surrender of such certificate(s) to Riverview Financial, subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on Riverview Financial Stock Consideration will be paid to Unexchanged Shareholders with respect to the Riverview Financial Stock Consideration until such persons surrender their certificates (or electronic equivalents) for CBT Financial Shares, at which time all such dividends and distributions shall be paid, without interest.

(b)    None of Riverview Financial, CBT Financial, the Exchange Agent or any other person shall be liable to any former holder of CBT Financial Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws

(c)    No Unexchanged Shareholder shall be considered a “shareholder of record” of Riverview Financial for purposes of voting at any special or annual meeting of Riverview Financial’s shareholders. The voting rights of Unexchanged Shareholders with respect to the Riverview Financial Stock Consideration shall commence only upon the surrender of their CBT Financial Shares stock certificate(s) and the issuance to them of certificates for the Riverview Financial Stock Consideration in exchange therefor.

(d)    In the event that any certificates for CBT Financial Shares have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, Riverview Financial may at any time thereafter, with or without notice to the holders of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of Riverview Financial Common Stock which such holders are entitled to receive under this Agreement (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as Riverview Financial shall determine. If, in the opinion of counsel for Riverview Financial, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws. Riverview Financial shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for CBT Financial Shares whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of Riverview Financial Common Stock. From and after any such sale, the sole right of the holders of the unsurrendered certificates for CBT Financial Shares whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Riverview Financial for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Riverview Financial. If outstanding certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of Riverview Financial (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Riverview Financial, CBT Financial, the Exchange Agent or any other person shall be liable to any former holder of CBT Financial Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.4    Reservation and Registration of Shares. Prior to the Effective Time, Riverview Financial shall take appropriate action to reserve a sufficient number of authorized but unissued shares of Riverview Financial Common Stock to be issued in accordance with this Agreement as Riverview Financial Stock Consideration, and (ii) at the Effective Time, Riverview Financial will issue shares of Riverview Financial Common Stock to the extent set forth in, and in accordance with, this Agreement.

2.5    Withholding Rights. Riverview Financial shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of CBT Financial Shares, the minimum amounts (if any) that Riverview Financial is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of tax law. To the extent that amounts are so withheld by Riverview Financial, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such CBT Financial Shares in respect of which such deduction and withholding was made by Riverview Financial.

2.6    Expenses. All costs and expenses associated with the surrender and exchange of CBT Financial Shares for the Riverview Financial Stock Consideration and cash in lieu of any fractional shares shall be borne by Riverview Financial.

2.7    Dissenters’ Rights. Pursuant to Applicable Corporate Law, the shareholders of CBT Financial shall be entitled to exercise dissenters’ rights.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CBT FINANCIAL

Except as disclosed in the disclosure schedule delivered by CBT Financial to Riverview Financial concurrently herewith (the “CBT Financial Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the CBT Financial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CBT Financial that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, CBT Financial represents and warrants to Riverview Financial, as of the date of this Agreement as follows:

3.1    Organization.

(a)    CBT Financial is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. CBT Financial is a bank holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b)    CBT Bank is a Pennsylvania chartered financial institution that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. CBT Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”), and is not a member of the Federal Reserve System. CBT Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(c)    Each of the CBT Financial Subsidiaries currently conducting operations, other than CBT Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the CBT Financial Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

3.2    Authority.

(a)    The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the Board of Directors of CBT Financial and of CBT Bank, as required by law. The Board of Directors of CBT Financial has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CBT Financial and has directed that this Agreement and the transactions contemplated hereby be submitted to CBT Financial’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by CBT Financial’s shareholders, CBT Financial and CBT Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

(b)    This Agreement has been duly executed and delivered by CBT Financial and, assuming due authorization, execution and delivery by Riverview Financial, constitutes the valid and binding obligation of CBT Financial, enforceable against CBT Financial in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, regulations and rules affecting financial institutions and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”). The Bank Merger Agreement has been duly executed and delivered by CBT Bank and, assuming due authorization, execution and delivery by Riverview Bank, constitutes the valid and binding obligation of CBT Bank, enforceable against CBT Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)    The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of CBT Financial or CBT Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to CBT Financial or any CBT Financial Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which CBT Financial or any CBT Financial Subsidiary is a party or by which CBT Financial or any CBT Financial Subsidiary or any of their properties are bound.

3.3    Subsidiaries. Each of CBT Bank and the entities set forth on Schedule 3.3(i) is a wholly-owned subsidiary of CBT Financial. Each of the entities set forth on Schedule 3.3(ii) is a wholly-owned subsidiary of CBT Bank. Except for the CBT Financial Subsidiaries, CBT Financial owns no subsidiaries, directly or indirectly.

3.4    Capitalization.

(a)    The authorized capital of CBT Financial consists exclusively of 10,000,000 shares of CBT Financial Common Stock and 10,000,000 shares of preferred stock, no par value. As of the date of this Agreement, no shares of capital stock or other voting securities of CBT Financial are issued, reserved for issuance or outstanding, other than: 1,445,474 shares of CBT Common Stock.    All of the issued and outstanding shares of CBT Financial Common Stock are have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CBT Financial may vote are issued or outstanding. Except as set forth in Schedule 3.4, as of the date of this Agreement, no trust preferred or subordinated debt securities of CBT Financial are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating CBT Financial to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)    CBT Financial owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the CBT Financial Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No CBT Financial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such CBT Financial Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such CBT Financial Subsidiary.

(c)    There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which CBT Financial or any of the CBT Financial Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the CBT Financial Common Stock or other equity interests of CBT Financial. No CBT Financial options are issued or outstanding as of the date hereof. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of CBT Financial or any of its Subsidiaries) are outstanding.

(d)    The equity ownership interests of the CBT Financial Subsidiaries are sometimes collectively referred to herein as the “CBT Financial Subsidiaries Common Equity.”

3.5    Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (iii) the filing with the SEC of a proxy statement and prospectus in definitive form relating to the meeting of CBT Financial’s shareholders to be held in connection with this Agreement, the offering of Riverview Financial’s common stock in the Merger and the other transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the Registration Statement on Form S-4 in which the Proxy Statement will be included, to be filed with the SEC by Riverview Financial in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Filing Offices and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Riverview Financial Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by CBT Financial of this Agreement or (B) the consummation by CBT Financial of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, CBT Financial is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.6    Charter, Bylaws and Minute Books. Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of CBT Financial and each of the CBT Financial Subsidiaries have been previously made available to Riverview Financial for inspection and are true, correct and complete. Except as previously disclosed to Riverview Financial in writing, the minute books of CBT Financial and the CBT Financial Subsidiaries that have been made available to Riverview Financial for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of CBT Financial and the CBT Financial Subsidiaries at the meetings documented in such minutes.

3.7    Reports.

(a)    CBT Financial and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2014 with (i) any state regulatory authority, (ii) the SEC, (iii) the Bank Regulators, (iv) any foreign regulatory authority and (v) any SRO ((i) – (v), each, a “Regulatory Agency” and, collectively the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on CBT Financial. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agencies. Except for examinations of CBT Financial and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CBT Financial, investigation into the business or operations of CBT Financial or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CBT Financial or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and Proxy Statement filed with or furnished to any CBT Regulatory Agency by CBT Financial or any of its Subsidiaries, as the case may be, since January 1, 2014 (the “CBT Financial Reports”) has been previously provided to Riverview Financial. No such CBT Financial Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CBT Financial Reports filed with a Regulatory Agency complied as to form in all material respects with the published rules and regulations of the CBT Regulatory Agencies with respect thereto.

3.8    Financial Statements.

(a)    The financial statements of CBT Financial and its Subsidiaries included (or incorporated by reference) in the CBT Financial Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CBT Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CBT Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the Regulatory Agencies with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of CBT Financial and its Subsidiaries have been, since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of CBT Financial has resigned (or informed CBT Financial that it intends to resign) or been dismissed as independent public accountants of CBT Financial as a result of or in connection with any disagreements with CBT Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two fiscal years.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial, neither CBT Financial nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CBT Financial included in its financial statements for the year ended December 31, 2016 (including any notes thereto) as filed with any Regulatory Agency and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of CBT Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CBT Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial.

(d)    Since January 1, 2014, (i) neither CBT Financial nor any of its Subsidiaries, nor, to the knowledge of CBT Financial, any director, officer, auditor, accountant or representative of CBT Financial or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of CBT Financial, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CBT Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that CBT Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CBT Financial or any of its Subsidiaries, whether or not employed by CBT Financial or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CBT Financial or any of its officers, directors or employees to the Board of Directors of CBT Financial or any committee thereof or to the knowledge of CBT Financial, to any director or officer of CBT Financial.

3.9    Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by CBT Financial to Riverview Financial prior to the date of this Agreement (the “CBT Financial Balance Sheet”), as of the date of the CBT Financial Balance Sheet, CBT Financial had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the CBT Financial Balance Sheet under GAAP. Except as disclosed in Schedule 3.9, CBT Financial and the CBT Financial Subsidiaries have not incurred, since the date of the CBT Financial Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the CBT Financial Balance Sheet, all of which have been incurred in the Ordinary Course of Business and liabilities incurred for legal, accounting, financial advising fees and out-of-pocket fees or other expenses or fees in connection with the transactions contemplated by this Agreement.

3.10    Absence of Changes. Since the date of the CBT Financial Balance Sheet, CBT Financial and the CBT Financial Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.10, neither CBT Financial nor the CBT Financial Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to CBT Financial and the CBT Financial Subsidiaries on a consolidated basis.

3.11    Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 3.11, since the CBT Financial Balance Sheet date, CBT Financial has not declared, set aside, made or paid any dividend or other distribution in respect of the CBT Financial Common Stock, or purchased, issued or sold any shares of CBT Financial Common Stock or the CBT Financial Subsidiaries Common Equity, other than as described in the CBT Financial Reports.

3.12    Taxes. Each of CBT Financial and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of CBT Financial and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the CBT Financial Balance Sheet (in accordance with GAAP). Each of CBT Financial and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither CBT Financial nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as disclosed in Schedule 3.12, the federal income Tax Returns of CBT Financial and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against CBT Financial or any of its Subsidiaries. There are no pending or to CBT Financial’s Knowledge, threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of CBT Financial and its Subsidiaries or the assets of CBT Financial and its Subsidiaries. In the last six (6) years, neither CBT Financial nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that CBT Financial or any of its Subsidiaries was required to file any Tax Return that was not filed. CBT Financial has made available to Riverview Financial true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of CBT Financial or any of its Subsidiaries. Neither CBT Financial nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CBT Financial and its Subsidiaries). Neither CBT Financial nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CBT Financial) or (B) has any liability for the Taxes of any person (other than CBT Financial or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither CBT Financial nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither CBT Financial nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has CBT Financial been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither CBT Financial nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

3.13    Title to and Condition of Assets. Except as disclosed in Schedule 3.13, CBT Financial and the CBT Financial Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the CBT Financial Balance Sheet or acquired subsequent to the CBT Financial Balance Sheet date, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the CBT Financial Balance Sheet or in Schedule 3.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the CBT Financial Balance Sheet or acquired subsequent to the CBT Financial Balance Sheet date: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. CBT Financial and the CBT Financial Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

3.14    Contracts.

(a)    Except as set forth in Schedule 3.14, as of the date hereof, neither CBT Financial nor any of its Subsidiaries is a party to or bound by any Material Contract other than any CBT Financial Benefit Plan. Neither CBT Financial nor any of its

Subsidiaries knows of, or has received written, or to CBT Financial’s knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to CBT Financial and its Subsidiaries, taken as a whole.

(b)    In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial: (i) each Material Contract is valid and binding on CBT Financial or one of its Subsidiaries, as applicable, and in full force and effect, (ii) CBT Financial and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to CBT Financial’s knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of CBT Financial or any of its Subsidiaries under any such Material Contract.

3.15    Litigation and Governmental Directives. Except as disclosed in Schedule 3.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of CBT Financial or the CBT Financial Subsidiaries, threatened, that involves CBT Financial or the CBT Financial Subsidiaries or any of their properties that, if determined adversely, would have a Material Adverse Effect on CBT Financial; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, CBT Financial or the CBT Financial Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, CBT Financial or the CBT Financial Subsidiaries to carry on their businesses as presently conducted; and (iii) neither CBT Financial nor the CBT Financial Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either CBT Financial or the CBT Financial Subsidiaries, would reasonably be likely to have a Material Adverse Effect on, or would materially restrict the right of, CBT Financial or the CBT Financial Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which CBT Financial or the CBT Financial Subsidiaries have filed proofs of claim) in which CBT Financial or the CBT Financial Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $250,000 is identified in Schedule 3.15. Neither CBT Financial nor any of its Subsidiaries is or has been since January 1, 2014, subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in a Schedule, a “Regulatory Agreement”), nor been advised in writing or, to CBT Financial’s knowledge, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of CBT Financial, any of its Subsidiaries or for the account of a customer of CBT Financial or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CBT Financial or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions). CBT Financial and each of its Subsidiaries have performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to CBT Financial’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.17    Environmental Matters. To its Knowledge, except as disclosed in Schedule 3.17, neither CBT Financial nor any of the CBT Financial Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CBT Financial or any of the CBT Financial Subsidiaries and which is required to be reflected, noted or adequately reserved against in CBT Financial’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards therein, to its Knowledge, except as disclosed in Schedule 3.17, neither CBT Financial nor any of the CBT Financial Subsidiaries have environmental liabilities based on their use or incorporation of: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CBT Financial or any of the CBT Financial Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CBT Financial or any of the CBT Financial Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CBT Financial or any of the CBT Financial Subsidiaries.

3.18    Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CBT Financial: (i) CBT Financial and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the use of any Intellectual Property by CBT Financial and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to CBT Financial in writing that CBT Financial or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of CBT Financial, no person is challenging, infringing on or otherwise violating any right of CBT Financial or any of its Subsidiaries with respect to any Intellectual Property owned by CBT Financial or its Subsidiaries; (iv) neither CBT Financial nor any CBT Financial Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by CBT Financial or any CBT Financial Subsidiary; and (v) to the knowledge of CBT Financial, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of CBT Financial and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.19    Compliance with Laws; Governmental Authorizations. CBT Financial and each of its Subsidiaries hold, and have at all times since December 31, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CBT Financial, and to the knowledge of CBT Financial, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. CBT Financial and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to CBT Financial or any of its Subsidiaries, including (to the extent applicable to CBT Financial or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. CBT Financial Bank has a Community Reinvestment Act rating of “satisfactory” or better.

3.20    Insurance. All policies of insurance relating to CBT Financial’s and the CBT Financial Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of CBT Financial or the CBT Financial Subsidiaries are listed in Schedule 3.20. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

3.21    Financial Institutions Bonds. Since January 1, 2014, CBT Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.21 insuring CBT Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and CBT Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. CBT Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

3.22    Labor Relations and Employment Agreements. Neither CBT Financial nor any of the CBT Financial Subsidiaries is a party to or bound by any collective bargaining agreement. There are no labor disputes pending, or to the Knowledge of CBT Financial, threatened, that would have a Material Adverse Effect on CBT Financial. Except as disclosed in Schedule 3.22, neither CBT Financial nor any of the CBT Financial Subsidiaries has any Employment Obligation with any director, officer, employee, agent or consultant. Except as disclosed in Schedule 3.22, as of the Effective Time, neither CBT Financial nor the CBT Financial Subsidiaries will have any liability for employee termination rights arising out of any Employment Obligation and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of CBT Financial or the CBT Financial Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 3.22, no payment that is owed or may become due to any director, officer, employee, or agent of CBT Financial or any CBT Financial Subsidiary as a result of the consummation of the Merger will be non-deductible to CBT Financial or any CBT Financial Subsidiary or subject to tax under Internal Revenue Code of 1986, §280G or §4999; nor, except as set forth on Schedule 3.22, will CBT Financial or any CBT Financial Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

3.23    Employee Benefit Plans. All Benefit Plans to which CBT Financial or the CBT Financial Subsidiaries are a party or by which CBT Financial or the CBT Financial Subsidiaries are bound, but not including the Employment Obligations described in Section 3.22, are identified in Schedule 3.23. Each CBT Financial Pension Plan is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA, except where a failure to so comply would not result in a material liability. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the CBT Financial Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the CBT Financial Pension Plans or any other CBT Financial Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, and no claim is pending or, to the Knowledge of CBT Financial, threatened with respect to any CBT Financial Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither CBT Financial nor the CBT

Financial Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the CBT Financial Pension Plans or any other CBT Financial Benefit Plan. Within the past five (5) years, there has not been any audit of any CBT Financial Benefit Plan by the U.S. Department of Labor or the IRS.

Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

3.24    Loan Portfolio.

(a)    As of the date hereof, except as set forth in Schedule 3.24(a), neither CBT Financial nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which CBT Financial or any Subsidiary of CBT Financial is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of CBT Financial or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 3.24(a) sets forth a true, correct and complete list of all of the Loans of CBT Financial and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement had an aggregate outstanding balance of $25,000 or more and were classified by CBT Financial as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial, each outstanding Loan of CBT Financial and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CBT Financial and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial, each outstanding Loan of CBT Financial and its Subsidiaries (including Loans held for resale to investors) solicited and originated, is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of CBT Financial and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    None of the agreements pursuant to which CBT Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)    There are no outstanding Loans made by CBT Financial or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of CBT Financial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)    Neither CBT Financial nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.25    Investment Portfolio.

(a)    Each of CBT Financial and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the CBT Financial Reports or (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of CBT Financial or its Subsidiaries. Such securities are valued on the books of CBT Financial in accordance with GAAP in all material respects.

(b)    CBT Financial and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that CBT Financial believes are prudent and reasonable in the context of their respective businesses, and CBT Financial and its Subsidiaries have, since January 1, 2014, been in compliance with such policies, practices and procedures in all material respects.

3.26    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between CBT Financial or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of CBT Financial or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding CBT Financial Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of CBT Financial) on the other hand, of the type required to be reported in any CBT Financial Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Related Party Transaction”).

3.27    Certain Activities.

(a)    Except as set forth on Schedule 3.27, neither CBT Financial, nor any CBT Financial Subsidiary:

(i)     provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

(ii)    is a broker-dealer, or is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;

(iii)    originates, maintains or administers credit card accounts; or

(iv)    provides, or has provided, merchant credit card processing services to any merchants.

(b)    CBT Financial and each CBT Financial Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To CBT Financial’s knowledge, neither CBT Financial, any CBT Financial Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

3.28    No Finder. Except as disclosed in Schedule 3.28, neither CBT Financial nor any of the CBT Financial Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

3.29    Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to CBT Financial, the CBT Financial Subsidiaries, the CBT Financial Common Stock, the CBT Financial Subsidiaries’ Common Equity, and the involvement of CBT Financial and the CBT Financial Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by CBT Financial to Riverview Financial pursuant to Section 3.8 contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.30    Proxy Statement/Prospectus. The information relating to CBT Financial and the CBT Financial Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental

Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

3.31    Beneficial Ownership of Riverview Financial Common Stock. Except as disclosed in Schedule 3.31, CBT Financial and the CBT Financial Subsidiaries do not, and prior to the Effective Time, CBT Financial and the CBT Financial Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of Riverview Financial Common Stock.

3.32    Fairness Opinion. CBT Financial’s Board of Directors has received a written opinion from Boenning & Scattergood, Inc., (a copy of such updated written opinion being provided simultaneously to Riverview Financial at the time of receipt), to the effect that the Conversion Ratio, is fair to CBT Financial’s shareholders from a financial point of view.

3.33    State Takeover Laws. The Board of Directors of CBT Financial has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Chapter 25 of the PBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.34    Reorganization. CBT Financial has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF RIVERVIEW FINANCIAL

Except as disclosed in the disclosure schedule delivered by Riverview Financial to CBT Financial concurrently herewith (the “Riverview Financial Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Riverview Financial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Riverview Financial that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference)

from a reading of the disclosure that such disclosure applies to such other sections, Riverview Financial represents and warrants to CBT Financial, as of the date of this Agreement, as follows:

4.1    Organization.

(a)    Riverview Financial is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Riverview Financial is a bank holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b)    Riverview Bank is a Pennsylvania chartered financial institution that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Riverview Bank is an insured bank under the provisions of the FDI Act, and is not a member of the Federal Reserve System. Riverview Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(c)    Each of the Riverview Financial Subsidiaries currently conducting operations, other than Riverview Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Riverview Financial Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

4.2    Authority.

(a)    The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the Board of Directors of Riverview Financial and of Riverview Bank, as required by law. Applicable Corporate Law does not require the approval of the Merger or the Merger Agreement by Riverview Financial’s shareholders. The Board of Directors of Riverview Financial has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Riverview Financial and has adopted a resolution to the foregoing effect. Riverview Financial and Riverview Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger, subject to the receipt of the approval of Riverview Financial’s shareholders to an amendment to Riverview Financial’s Articles of Incorporation to increase its authorized shares of common stock.

(b)    This Agreement has been duly executed and delivered by Riverview Financial and, assuming due authorization, execution and delivery by CBT Financial, constitutes the valid and binding obligation of Riverview Financial, enforceable against Riverview Financial in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions. The Bank Merger Agreement has been duly executed and delivered by Riverview Bank and, assuming due authorization, execution and delivery by CBT Bank, constitutes the valid and binding obligation of Riverview Bank, enforceable against Riverview Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)    The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Riverview Financial or Riverview Bank, subject to the receipt of the authorization of additional authorized shares of Riverview Financial Common Stock by Riverview Financial shareholders, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Riverview Financial or any Riverview Financial Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which Riverview Financial or any Riverview Financial Subsidiary is a party or by which Riverview Financial or any Riverview Financial Subsidiary or any of their properties are bound.

4.3    Subsidiaries. Riverview Bank is a wholly-owned subsidiary of Riverview Financial. Each of the entities listed in Schedule 4.3 is a wholly-owned subsidiary of Riverview Bank. Except for the Riverview Financial Subsidiaries, Riverview Financial owns no subsidiaries, directly or indirectly.

4.4    Capitalization.

(a)    The authorized capital of Riverview Financial consists exclusively of 5,000,000 shares of Riverview Financial Common Stock and 3,000,000 shares of preferred stock, no par value. As of the date of this Agreement, no shares of capital stock or other voting securities of Riverview Financial are issued, reserved for issuance or outstanding, other than: 3,518,351 issued and outstanding shares of Riverview Financial Common Stock, 171,302 shares of Riverview Financial Common Stock reserved for issuance and 1,348,809 shares of issued and outstanding Series A Preferred Stock.    All of the issued and outstanding shares of Riverview Financial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Riverview Financial may vote are issued or outstanding. Except as set forth in Schedule 4.4, as of the date of this Agreement, no trust preferred or subordinated debt securities of Riverview Financial are issued or outstanding. Other than the options issued pursuant to the Riverview Stock Option Plan, and except for the Series A Preferred Stock, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Riverview Financial to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)    Except as set forth on Schedule 4.4(b), Riverview Financial owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Riverview Financial Subsidiaries, free and clear of any

Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Riverview Financial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Riverview Financial Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Riverview Financial Subsidiary.

(c)    Except for the Stock Purchase Agreement, dated January 11, 2017, pursuant to which Riverview Financial sold certain shares of common stock and Series A Preferred Stock, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Riverview Financial or any of the Riverview Financial Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Riverview Financial Common Stock or other equity interests of Riverview Financial. Schedule 4.4(c) sets forth a true, correct and complete list of all Riverview Financial plans pursuant to which Riverview Financial equity interests may be issued (each a “Riverview Financial Stock Plan”) and all options issued pursuant thereto and outstanding as of the date hereof (“Riverview Financial Options”). Other than the Riverview Financial Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Riverview Financial or any of its Subsidiaries) are outstanding.

(d)    The equity ownership interests of the Riverview Financial Subsidiaries are sometimes collectively referred to herein as the “Riverview Financial Subsidiaries Common Equity”.

4.5    Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing with the SEC of the Proxy Statement/Prospectus and of the Registration Statement and declaration of effectiveness of the Registration Statement, (iii) the filing of Articles of Merger with the Filing Offices; (iv) the filing of Articles of Amendment to Riverview Financial’s Articles of Incorporation to increase its authorized shares of common stock, and subject to its receipt of shareholder approval of such amendment; and (v) such filings and approvals as are required to be made or obtained under the Blue Sky laws of various states in connection with the issuance of the shares of Riverview Financial Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Riverview Financial of this Agreement or (B) the consummation by Riverview Financial of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Riverview Financial is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.6    Charter, Bylaws and Minute Books. Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of Riverview Financial and each of the Riverview Financial Subsidiaries have been previously made available to CBT Financial for inspection and are true, correct and complete. Except as previously disclosed to CBT Financial in writing, the minute books of Riverview Financial and the Riverview Financial Subsidiaries that have been made available to CBT Financial for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of Riverview Financial and the Riverview Financial Subsidiaries at the meetings documented in such minutes.

4.7    Reports.

(a)    Riverview Financial and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2014 with (i) any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Riverview Financial. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form in all material respects with the published rules and regulations of such Regulatory Agencies with respect thereto. Except for examinations of Riverview Financial and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Riverview Financial, investigation into the business or operations of Riverview Financial or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Riverview Financial or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Riverview Financial or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2014 (the “Riverview Financial SEC Reports”) is publicly available. No such Riverview Financial SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Riverview Financial SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Riverview Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Riverview Financial SEC Reports.

4.8    Financial Statements.

(a)    The financial statements of Riverview Financial and its Subsidiaries included (or incorporated by reference) in the Riverview Financial SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Riverview Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Riverview Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Riverview Financial and its Subsidiaries have been, since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of Riverview Financial has resigned (or informed Riverview Financial that it intends to resign) or been dismissed as independent public accountants of Riverview Financial as a result of or in connection with any disagreements with Riverview Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two fiscal years.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial, neither Riverview Financial nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Riverview Financial included in its Annual Report on Form 10-K for the year ended December 31, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Riverview Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Riverview Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial. Riverview Financial (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Riverview Financial, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Riverview Financial by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the SOX Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Riverview Financial’s outside auditors and the audit committee of Riverview Financial’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Riverview Financial’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Riverview Financial, any fraud, whether or not material, that involves management or other employees who have a significant role in Riverview Financial’s internal controls over financial reporting. These disclosures were made in writing by management to Riverview Financial’s auditors and audit committee and a copy has been previously made available to CBT Financial. To the knowledge of Riverview Financial, there is no reason to believe that Riverview Financial’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.

(d)    Since January 1, 2014, (i) neither Riverview Financial nor any of its Subsidiaries, nor, to the knowledge of Riverview Financial, any director, officer, auditor, accountant or representative of Riverview Financial or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Riverview Financial, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Riverview Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Riverview Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Riverview Financial or any of its Subsidiaries, whether or not employed by Riverview Financial or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Riverview Financial or any of its officers, directors or employees to the Board of Directors of Riverview Financial or any committee thereof or to the knowledge of Riverview Financial, to any director or officer of Riverview Financial.

4.9    Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by Riverview Financial to CBT Financial prior to the date of this Agreement (the “Riverview Financial Balance Sheet”), as of the date of the Riverview Financial Balance Sheet, Riverview

Financial had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Riverview Financial Balance Sheet under GAAP. Except as disclosed in Schedule 4.9, Riverview Financial and the Riverview Financial Subsidiaries have not incurred, since the date of the Riverview Financial Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Riverview Financial Balance Sheet, all of which have been incurred in the Ordinary Course of Business and liabilities incurred for legal, accounting, financial advising fees and out-of-pocket fees or other expenses or fees in connection with the transactions contemplated by this Agreement.

4.10    Absence of Changes. Since the date of the Riverview Financial Balance Sheet, Riverview Financial and the Riverview Financial Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 4.10, neither Riverview Financial nor the Riverview Financial Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to Riverview Financial and the Riverview Financial Subsidiaries on a consolidated basis.

4.11    Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 4.11, since the Riverview Financial Balance Sheet date, Riverview Financial has not declared, set aside, made or paid any dividend or other distribution in respect of the Riverview Financial Common Stock, or purchased, issued or sold any shares of Riverview Financial Common Stock or the Riverview Financial Subsidiaries common equity, other than as described in the Riverview Financial SEC Reports.

4.12    Taxes. Each of Riverview Financial and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Riverview Financial and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the Riverview Financial Balance Sheet (in accordance with GAAP). Each of Riverview Financial and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Riverview Financial nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Riverview Financial and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Riverview Financial or any of its Subsidiaries. There are no pending or to Riverview Financial’s Knowledge, threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Riverview Financial and its Subsidiaries or the assets of Riverview Financial and its Subsidiaries. In the last six (6) years, neither Riverview Financial nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Riverview Financial or any of its Subsidiaries was required to file any Tax Return that was not filed. Riverview Financial has made available to CBT Financial true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Riverview Financial or any of its Subsidiaries. Neither Riverview Financial nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Riverview Financial and its Subsidiaries). Neither Riverview Financial nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Riverview Financial) or (B) has any liability for the Taxes of any person (other than Riverview Financial or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Riverview Financial nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Riverview Financial nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has Riverview Financial been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Riverview Financial nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

4.13    Title to and Condition of Assets. Except as disclosed in Schedule 4.13, Riverview Financial and the Riverview Financial Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Riverview Financial Balance Sheet or acquired subsequent to the Riverview Financial Balance Sheet date, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Riverview Financial Balance Sheet or in Schedule 4.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Riverview Financial Balance Sheet or acquired subsequent to the Riverview Financial Balance Sheet date: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Riverview Financial and the Riverview Financial Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

4.14    Contracts.

(a)    Except as set forth in Schedule 4.14, as of the date hereof, neither Riverview Financial nor any of its Subsidiaries is a party to or bound by any Material Contract, other than any Riverview Financial Benefit Plan. Neither Riverview Financial nor any of its Subsidiaries knows of, or has received written, or to Riverview Financial’s knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Riverview Financial and its Subsidiaries, taken as a whole.

(b)    In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial: (i) each Material Contract is valid and binding on Riverview Financial or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Riverview Financial and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to Riverview Financial’s knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Riverview Financial or any of its Subsidiaries under any such Material Contract.

4.15    Litigation and Governmental Directives. Except as disclosed in Schedule 4.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Riverview Financial or the Riverview Financial Subsidiaries, threatened, that involves Riverview Financial or the Riverview Financial Subsidiaries or any of their properties that, if determined adversely, would have a Material Adverse Effect on Riverview Financial; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, Riverview Financial or the Riverview Financial Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, Riverview Financial or the Riverview Financial Subsidiaries to carry on their businesses as presently conducted; and (iii) neither Riverview Financial nor the Riverview Financial Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Riverview Financial or the Riverview Financial Subsidiaries, would reasonably be likely to have a Material Adverse Effect on, or would materially restrict the right of, Riverview Financial or the Riverview Financial Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which Riverview Financial or the Riverview Financial Subsidiaries have filed proofs of claim) in which Riverview Financial or the Riverview Financial Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $250,000 is identified in Schedule 4.15. Except as previously disclosed in writing to the President of CBT, neither Riverview Financial nor any of its Subsidiaries is, or has been since January 1, 2014, subject to any Regulatory Agreement, nor been advised in writing or, to Riverview Financial’s knowledge orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

4.16    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Riverview Financial, any of its Subsidiaries or for the account of a customer of Riverview Financial or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Riverview Financial or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions). Riverview Financial and each of its Subsidiaries have performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Riverview Financial’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.17    Environmental Matters. To its Knowledge, except as disclosed in Schedule 4.17, neither Riverview Financial nor any of the Riverview Financial Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Riverview Financial or any of the Riverview Financial Subsidiaries and which is required to be reflected, noted or adequately reserved against in Riverview Financial’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards therein, to its Knowledge, except as disclosed in Schedule 4.17, neither Riverview Financial nor any of the Riverview Financial Subsidiaries have environmental liabilities based on their use or incorporation of: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Riverview Financial or any of the Riverview Financial Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Riverview Financial or any of the Riverview Financial Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Riverview Financial or any of the Riverview Financial Subsidiaries.

4.18    Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Riverview Financial: (i) Riverview Financial and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the use of any Intellectual Property by Riverview Financial and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to Riverview Financial in writing that Riverview Financial or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of Riverview Financial, no person is challenging, infringing on or otherwise violating any right of Riverview Financial or any of its Subsidiaries with respect to any Intellectual Property owned by Riverview Financial or its Subsidiaries; (iv) neither Riverview Financial nor any Riverview Financial Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Riverview Financial or any Riverview Financial Subsidiary; and (v) to the knowledge of Riverview Financial, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Riverview Financial and its Subsidiaries.

4.19    Compliance with Laws; Governmental Authorizations. Riverview Financial and each of its Subsidiaries hold, and have at all times since December 31, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Riverview Financial, and to the knowledge of Riverview Financial, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Riverview Financial and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Riverview Financial or any of its Subsidiaries, including (to the extent applicable to Riverview Financial or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Riverview Financial Bank has a Community Reinvestment Act rating of “satisfactory” or better.

4.20    Insurance. All policies of insurance relating to Riverview Financial’s and the Riverview Financial Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Riverview Financial or the Riverview Financial Subsidiaries are listed in Schedule 4.20. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

4.21    Financial Institutions Bonds. Since January 1, 2014, Riverview Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 4.21 insuring Riverview Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Riverview Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Riverview Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

4.22    Labor Relations and Employment Agreements. Neither Riverview Financial nor any of the Riverview Financial Subsidiaries is a party to or bound by any collective bargaining agreement. There are no labor disputes pending, or to the Knowledge of Riverview Financial, threatened, that would have a Material Adverse Effect on Riverview Financial. Except as disclosed in Schedule 4.22, neither Riverview Financial nor any of the Riverview Financial Subsidiaries has any Employment Obligation with any director, officer, employee, agent or consultant. Except as disclosed in Schedule 4.22, as of the Effective Time: (i) neither Riverview Financial nor the Riverview Financial Subsidiaries will have any liability for employee termination rights arising out of any Employment Obligation and neither the execution of this Agreement (ii) the consummation of the Merger shall not, by itself, entitle any employee of Riverview Financial or the Riverview Financial Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 4.22, no payment that is owed or may become due to any director, officer, employee, or agent of Riverview Financial or any Riverview Financial Subsidiary as a result of the consummation of the Merger will be non-deductible to Riverview Financial or any Riverview Financial Subsidiary or subject to tax under Internal Revenue Code of 1986, §280G or §4999; nor, except as set forth on Schedule 4.22, will Riverview Financial or any Riverview Financial Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

4.23    Employee Benefit Plans. All Benefit Plans to which Riverview Financial or the Riverview Financial Subsidiaries are a party or by which Riverview Financial or the Riverview Financial Subsidiaries are bound, but not including the Employment Obligations described in Section 4.22, are identified in Schedule 4.23. Each Riverview Financial Pension Plan is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA, except where a failure to so comply would not result in a material liability. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the Riverview Financial Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the Riverview Financial Pension Plans or any other Riverview Financial Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, and no claim is pending or, to the Knowledge of Riverview Financial, threatened with respect to any Riverview Financial Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither

Riverview Financial nor the Riverview Financial Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the Riverview Financial Pension Plans or any other Riverview Financial Benefit Plan. Within the past five (5) years, there has not been any audit of any Riverview Financial Benefit Plan by the U.S. Department of Labor or the IRS.

Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

4.24    Loan Portfolio.

(a)    As of the date hereof, except as set forth in Schedule 4.24(a), neither Riverview Financial nor any of its Subsidiaries is a party to any written or oral (i) Loan in which Riverview Financial or any Subsidiary of Riverview Financial is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Riverview Financial or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 4.24(a) sets forth a true, correct and complete list of all of the Loans of Riverview Financial and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement had an outstanding balance of $25,000 or more and were classified by Riverview Financial as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial, each outstanding Loan of Riverview Financial and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Riverview Financial and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial, each outstanding Loan of Riverview Financial and its Subsidiaries (including Loans held for resale to investors) solicited and originated, is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Riverview Financial and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    None of the agreements pursuant to which Riverview Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)    There are no outstanding Loans made by Riverview Financial or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Riverview Financial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)    Neither Riverview Financial nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.25    Investment Portfolio.

(a)    Each of Riverview Financial and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Riverview Financial SEC Reports or (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Riverview Financial or its Subsidiaries. Such securities are valued on the books of Riverview Financial in accordance with GAAP in all material respects.

(b)    Riverview Financial and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Riverview Financial believes are prudent and reasonable in the context of their respective businesses, and Riverview Financial and its Subsidiaries have, since January 1, 2014, been in compliance with such policies, practices and procedures in all material respects.

4.26    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Riverview Financial or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Riverview Financial or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Riverview Financial Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Riverview Financial) on the other hand, that would constitute a Related Party Transaction.

4.27    Certain Activities.

(a)    Except as set forth on Schedule 4.27, neither Riverview Financial, nor any Riverview Financial Subsidiary:

(i)     provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

(ii)    is a broker-dealer, or is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;

(iii)    originates, maintains or administers credit card accounts; or

(iv)    provides, or has provided, merchant credit card processing services to any merchants.

(b)    Riverview Financial and each Riverview Financial Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To Riverview Financial’s knowledge, neither Riverview Financial, any Riverview Financial Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.28    No Finder. Except as disclosed in Schedule 4.28, neither Riverview Financial nor any of the Riverview Financial Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

4.29    Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Riverview Financial, the Riverview Financial Subsidiaries, the Riverview Financial Common Stock, the Riverview Financial Subsidiaries’ Common Equity, and the involvement of Riverview Financial and the Riverview Financial Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Riverview Financial to CBT Financial pursuant to Section 4.8 contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.30    Proxy Statement/Prospectus. The information relating to Riverview Financial and the Riverview Financial Subsidiaries to be contained in the Proxy Statement/Prospectus and

Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

4.31    Reorganization. Riverview Financial has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.32    Fairness Opinion. Riverview Financial’s Board of Directors has received a written opinion from Ambassador Financial Group, Inc. (a copy of such updated written opinion being provided simultaneously to CBT Financial at the time of receipt), to the effect that the Conversion Ratio is fair to Riverview Financial’s shareholders from a financial point of view.

ARTICLE V.

COVENANTS OF CBT FINANCIAL

From the date of this Agreement until the Effective Time, CBT Financial covenants and agrees to comply, and shall cause the CBT Financial Subsidiaries to comply, with the following covenants:

5.1    Conduct of Business. Except as otherwise consented to by Riverview Financial in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Schedule 5.1, as expressly contemplated or permitted by this Agreement or required by law or regulation or any Bank Regulator or Governmental Entity, CBT Financial and the CBT Financial Subsidiaries shall:

(a)    use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business;

(b)    use all reasonable efforts to preserve their present business organization, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with CBT Financial or any of the CBT Financial Subsidiaries;

(c)    maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

(d)    use all reasonable efforts to preserve or collect on all material claims and causes of action belonging to CBT Financial or any of the CBT Financial Subsidiaries;

(e)    keep in full force and effect all insurance policies now carried by CBT Financial or any of the CBT Financial Subsidiaries;

(f)    perform in all material respects each of their obligations under all Material Contracts to which CBT Financial or any of the CBT Financial Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(g)    maintain their books of account and other records in the Ordinary Course of Business;

(h)    comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to CBT Financial or any of the CBT Financial Subsidiaries and to the conduct of their businesses;

(i)    not amend CBT Financial’s or any of the CBT Financial Subsidiaries’ Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(j)    not renew, enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business;

(k)    not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.14 or which do not exceed, in any case, $250,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(l)    not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(m)    except as permitted by Section 5.9, not declare, set aside or pay any dividend or make any other distribution in respect of CBT Financial Common Stock;

(n)    not authorize, purchase, redeem, issue or sell (or grant options or rights to purchase or sell) any shares of CBT Financial Common Stock or any other equity or debt securities of CBT Financial;

(o)    not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any CBT Financial Benefit Plan, except as required by law, or enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of CBT Financial or any of the CBT Financial Subsidiaries, except that CBT Financial and the CBT Financial Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with past practice, in magnitude and otherwise;

(p)    not enter into any Related Party Transaction;

(q)    in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by CBT Bank and classifying, and valuing its investment portfolio, during the Current Year and thereafter, CBT Financial and the CBT Financial Subsidiaries shall act in accordance with GAAP and shall advise Riverview Financial of any material changes thereto;

(r)    file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(s)    not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including, without limitation, any settlement agreement with respect to litigation) involving an amount in excess of $250,000 or for a term of one (1) year or more;

(t)    except as permitted by (k) above, not make any capital expenditures in excess of $50,000, other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

(u)    not make application for the opening or closing of any, or open or close any, branches or automated banking locations;

(v)    not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice; and

(w)    not take any action that would cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

5.2    Best Efforts. CBT Financial and the CBT Financial Subsidiaries shall cooperate with Riverview Financial and the Riverview Financial Subsidiaries and shall use their respective best efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, CBT Financial and the CBT Financial Subsidiaries shall: (i) cooperate with Riverview Financial in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement and Proxy Statement/Prospectus; (ii) hold a meeting of its Shareholders for the purpose of obtaining approval of the Merger and this Agreement and, subject to Section 5.7(d), recommend to its Shareholders that they vote in favor thereof (the “CBT Financial Recommendation”); and (iii) cooperate with Riverview Financial in making CBT Financial’s and the CBT Financial Subsidiaries’ employees reasonably available for training by Riverview Financial at CBT Financial’s and the CBT Financial Subsidiaries’ facilities a reasonable period of time prior to the Effective Time, to the extent that such training is deemed reasonably necessary by Riverview Financial to ensure that CBT Financial’s and the CBT Financial Subsidiaries’ facilities will be properly operated in accordance with Riverview Financial’s policies after the Merger.

5.3    Access to Properties and Records. CBT Financial and the CBT Financial Subsidiaries shall give to Riverview Financial and its authorized employees and representatives (including without limitation its counsel, accountants, environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of CBT Financial and the CBT Financial Subsidiaries as Riverview Financial may reasonably request, subject to the obligation of Riverview Financial and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning CBT Financial and the CBT Financial Subsidiaries obtained by reason of such access and subject to applicable law.

5.4    Subsequent Financial Statements. Between the date of this Agreement and the Effective Time, CBT Financial and the CBT Financial Subsidiaries shall promptly prepare and deliver to Riverview Financial as soon as practicable, all internal monthly and quarterly financial statements, all quarterly and annual reports to shareholders and all reports to regulatory authorities (which additional financial statements and reports are hereinafter collectively referred to as the “Additional Financial Statements”) prepared by or for either CBT Financial or any of the CBT Financial Subsidiaries. CBT Financial shall be deemed to make the representations and warranties set forth in Sections 3.8, 3.9 and 3.10 to Riverview Financial with respect to CBT’s Additional Financial Statements upon delivery thereof.

5.5    Update Schedules. CBT Financial or any of the CBT Financial Subsidiaries shall promptly disclose to Riverview Financial in writing any material change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such notification shall, however, be deemed an acceptance by Riverview Financial thereof.

5.6    Notice. CBT Financial shall promptly notify Riverview Financial in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Riverview Financial in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on CBT Financial or restrict in any material manner its ability to carry on its business as presently conducted.

5.7    No Solicitation.

(a)    Except as set forth in Section 5.7(b), CBT Financial shall not, and shall cause each CBT Financial Subsidiary and their respective officers, directors, employees,

investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “CBT Financial Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal or an Acquisition Transaction (defined below), except to notify such person of the existence of the provisions of this Section 5.7(a); (iii) recommend or endorse an Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Riverview Financial) any information or data with respect to CBT Financial or any CBT Financial Subsidiary or otherwise relating to an Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which CBT Financial is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by CBT Financial or any CBT Financial Representative, whether or not such CBT Financial Representative is so authorized and whether or not such CBT Financial Representative is purporting to act on behalf of CBT Financial or otherwise, shall be deemed to be a breach of this Agreement by CBT Financial. CBT Financial and each CBT Financial Subsidiary shall, and shall cause each of the CBT Financial Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Riverview Financial), whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CBT Financial or any CBT Financial Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CBT Financial or any CBT Financial Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of CBT Financial and each CBT Financial Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of CBT Financial or any CBT Financial Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of CBT Financial or any CBT Financial Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)    Notwithstanding Section 5.7(a), CBT Financial may respond to or engage in discussions or negotiations with, or provide any confidential or non-public information or data to, any Person in response to an unsolicited written bona fide Acquisition Proposal, if, but only if: (A) the CBT Financial Shareholders’ Meeting shall not have occurred; (B) CBT Financial shall have complied, in all material respects, with the provisions of this Section 5.7; (C) CBT Financial’s Board of Directors shall have determined, based on the advice of its outside legal counsel, that failure to take such action would be reasonably likely to be a violation of its fiduciary duties under applicable law; (D) CBT Financial’s Board of Directors determines that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and; (E) CBT Financial has provided Riverview Financial with notice of such determination within one (1) business day thereafter; and (F) prior to furnishing or affording access to any confidential or non-public information or data with respect to CBT Financial or any CBT Financial Subsidiary or otherwise relating to an Acquisition Proposal, CBT Financial receives from such Person a confidentiality agreement with terms no less favorable to CBT Financial than those contained in the Confidentiality Agreement. CBT Financial shall promptly provide to Riverview Financial any non-public information regarding CBT Financial or CBT Financial Subsidiary provided to any other Person that was not previously provided to Riverview Financial, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a CBT Financial Acquisition Transaction on terms that the CBT Financial Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor (i) would, if consummated, result in the acquisition of all of the issued and outstanding shares of CBT Financial Common Stock or all, or substantially all, of the assets of CBT Financial and any CBT Financial Subsidiary on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate to all of CBT Financial’s shareholders than the Merger and the transactions contemplated by this Agreement, taking into account all factors relating to such proposed transaction deemed relevant by CBT’s Financial Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(c)    CBT Financial shall promptly (and in any event within twenty-four (24) hours) notify Riverview Financial in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, CBT Financial or any CBT Financial Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). CBT Financial agrees that it shall keep Riverview Financial informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)    Except as set forth in Section 5.7(e), neither the CBT Financial Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Riverview Financial in connection with the transactions contemplated by this Agreement (including the Merger), the CBT Financial Recommendation, or make any statement, filing or release, in connection with the CBT Financial Shareholders’ Meeting or otherwise, inconsistent with the CBT Financial Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the CBT Financial Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause CBT Financial or any CBT Financial Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.7(b)) or (B) requiring CBT Financial to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)    Notwithstanding Section 5.7(d), prior to the date of the CBT Financial Shareholders’ Meeting, the CBT Financial Board of Directors may approve or recommend to the shareholders of CBT Financial a Superior Proposal or withdraw, qualify or modify the CBT Financial Recommendation in connection therewith (an “Subsequent Determination”) after the fifth (5th) Business Day following Riverview Financial’s receipt of a notice (the “Notice of Superior Proposal”) from CBT Financial advising Riverview Financial that the CBT Financial Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7) constitutes or is reasonably likely to constitute a Superior Proposal (it being understood that CBT Financial shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that CBT Financial proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the CBT Financial Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be a violation of its fiduciary duties under applicable law, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Riverview Financial since its receipt of such Notice of Superior Proposal (provided, however, that Riverview Financial shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), CBT Financial’s Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 5.7(e) and (B) that such CBT Financial Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal; and CBT Financial shall provide written notice (the “Final Notice of Superior Proposal”) to Riverview Financial of its determination to accept the Superior Proposal no later than one (1) Business Day following expiration of such five (5) Business Day period.

(f)    Nothing contained in this Section 5.7 or elsewhere in this Agreement shall prohibit CBT Financial from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to CBT Financial’s shareholders is required under applicable law.

5.8    No Purchases or Sales of Riverview Financial Common Stock During Price Determination Period. CBT Financial and the CBT Financial Subsidiaries shall not, and shall use their best efforts to ensure that their executive officers, directors and each shareholder of CBT Financial who may be deemed an “affiliate” (as defined in SEC Rules 144 and 405) of CBT Financial does not, purchase or sell on the Market, or submit a bid to purchase or an offer to sell on the Market, directly or indirectly, any shares of Riverview Financial Common Stock or CBT Financial Common Stock or any options, rights or other securities convertible into shares of Riverview Financial Common Stock or CBT Financial Common Stock during the Price Determination Period, provided, however, that CBT Financial may purchase shares of CBT Financial Common Stock in the Ordinary Course of Business during the Price Determination Period for the benefit of CBT Financial’s Benefit Plans.

5.9    Dividends. Between the date of this Agreement and the Effective Date, CBT Financial shall not declare or pay cash dividends on the CBT Financial Common Stock; provided, however, that (a) CBT Financial may declare and pay a quarterly dividend of up to $0.30 per share on the CBT Financial Common Stock with record and payment dates consistent with past practice, provided that (b) (it is the intent of Riverview Financial and CBT Financial that shareholders of CBT Financial shall not receive two dividends or fail to receive a dividend for any single calendar quarter with respect to their shares of CBT Financial Common Stock and/or Riverview Financial Common Stock that any holder receives in exchange for such shares pursuant to the Merger.

5.10    Internal Controls. Between the date of this Agreement and the Effective Date, CBT Financial shall permit Riverview Financial senior officers to meet with the Chief Financial Officer of CBT Financial and other officers responsible for the preparation of CBT Financial’s financial statements, the internal controls of CBT Financial and the disclosure controls and procedures of CBT Financial to discuss such matters as Riverview Financial may deem reasonably necessary or appropriate for Riverview Financial to satisfy its obligations under Sections 302, 404 and 906 of the SOX Act and any rules and regulations relating thereto. Riverview Financial shall have continuing access through the Effective Time to both the CBT Financial books and records and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding CBT Financial’s internal control to Riverview Financial and cause its auditors to be available for discussions with Riverview Financial’s representatives regarding CBT Financial’s systems of internal controls.

5.11    Transaction Expenses of CBT Financial.

(a)    CBT Financial shall cause its and the CBT Financial Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. CBT Financial shall advise Riverview Financial monthly of all out-of-pocket expenses which CBT Financial and the CBT Financial Subsidiaries have incurred in connection with the transactions contemplated hereby.

(b)    CBT Financial, in reasonable consultation with Riverview Financial and at CBT Financial’s expense, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus to the CBT Financial Shareholders.

ARTICLE VI.

COVENANTS OF RIVERVIEW FINANCIAL

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, Riverview Financial covenants and agrees to do the following:

6.1    Conduct of Business. Except as otherwise consented to by CBT Financial in writing (such consent not to be unreasonably withheld, conditioned or delayed),as set forth on Schedule 6.1, as expressly contemplated or permitted by this Agreement or as required by law or regulation or any Bank Regulator or Governmental Entity, Riverview Financial and the Riverview Financial Subsidiaries shall:

(a)    use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business;

(b)    use all reasonable efforts to preserve their present business organization, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Riverview Financial or any of the Riverview Financial Subsidiaries;

(c)    maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

(d)    use all reasonable efforts to preserve or collect on all material claims and causes of action belonging to Riverview Financial or any of the Riverview Financial Subsidiaries;

(e)    keep in full force and effect all insurance policies now carried by Riverview Financial or any of the Riverview Financial Subsidiaries;

(f)    perform in all material respects each of their obligations under all Material Contracts to which Riverview Financial or any of the Riverview Financial Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(g)    maintain their books of account and other records in the Ordinary Course of Business;

(h)    comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Riverview Financial or any of the Riverview Financial Subsidiaries and to the conduct of their businesses;

(i)    not amend Riverview Financial’s or any of the Riverview Financial Subsidiaries’ Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(j)    not renew, enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business;

(k)    not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 4.14 or which do not exceed, in any case, $250,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(l)    not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(m)    not authorize, purchase, redeem, issue (except upon the exercise of outstanding options under the Riverview Financial Stock Plans) or sell (or grant options or rights to purchase or sell) any shares of Riverview Financial Common Stock or any other equity or debt securities of Riverview Financial;

(n)    not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Riverview Financial Benefit Plan, except as required by law, or enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Riverview Financial or any of the Riverview Financial Subsidiaries, except that Riverview Financial and the Riverview Financial Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with past practice, in magnitude and otherwise;

(o)    not enter into any Related Party Transaction;

(p)    in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by Riverview Bank and classifying, and valuing its investment portfolio, during the Current Year and thereafter, Riverview Financial and the Riverview Financial Subsidiaries shall act in accordance with GAAP and shall advise CBT Financial of any material changes thereto;

(q)    file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(r)    not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including, without limitation, any settlement agreement with respect to litigation) involving an amount in excess of $250,000 or for a term of one (1) year or more;

(s)    except as permitted by (k) above, not make any capital expenditures in excess of $50,000, other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

(t)    not make application for the opening or closing of any, or open or close any, branches or automated banking locations;

(u)    not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice; and

(v)    not take any action that would cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

6.2    Best Efforts. Riverview Financial and the Riverview Financial Subsidiaries shall cooperate with CBT Financial and the CBT Financial Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, Riverview Financial agrees to do the following:

(a)    Applications for Regulatory Approval. Riverview Financial shall promptly prepare and file, with the cooperation and assistance of (and after review by) CBT Financial and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement.

(b)    Registration Statement; Proxy Statement/Prospectus. Riverview Financial shall promptly prepare, with the cooperation and assistance of (and after review by) CBT Financial and its counsel and accountants and file with the SEC for the purpose of registering under the Securities Act the shares of Riverview Financial Common Stock to be issued to shareholders of CBT Financial under the provisions of this Agreement the Registration Statement of which the Proxy Statement/Prospectus is a part for the purpose of soliciting proxies of CBT Financial’s shareholders in favor of the Merger, under the provisions of this Agreement. Riverview Financial may rely upon all information provided to it by CBT Financial and CBT Bank in connection with the preparation of the Proxy Statement/Prospectus and Riverview Financial shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by Riverview Financial in reliance upon any information provided to Riverview Financial by CBT Financial or the CBT Financial Subsidiaries or by any of their officers, agents or representatives. Riverview Financial shall provide a draft of the Registration Statement to CBT Financial and its counsel for comment and review at least ten (10) Business Days in advance of the anticipated filing date.

(c)    State Securities Laws. Riverview Financial, with the cooperation and assistance of CBT Financial and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by this Agreement.

(d)    Shareholder Meeting. Riverview Financial shall hold a meeting of its Shareholders for the purpose of obtaining approval of an increase in its authorized shares of common stock and recommend to its Shareholders that they vote in favor thereof.

6.3    Access to Properties and Records. Riverview Financial and the Riverview Financial Subsidiaries shall give to CBT Financial and to its authorized employees and representatives (including, without limitation, its counsel, accountants, environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Riverview Financial and the Riverview Financial Subsidiaries as CBT Financial may reasonably request, subject to the obligation of CBT Financial and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Riverview Financial and the Riverview Financial Subsidiaries obtained by reason of such access and subject to applicable law.

6.4    Subsequent Financial Statements. Between the date of this Agreement and the Effective Time, Riverview Financial and the Riverview Financial Subsidiaries shall promptly prepare and deliver to CBT Financial as soon as practicable, the Additional Financial Statements. Riverview Financial shall be deemed to make the representations and warranties set forth in Sections 4.8, 4.9 and 4.10 herein to CBT Financial with respect to the Riverview Financial Additional Financial Statements upon delivery thereof.

6.5    Update Schedules. Riverview Financial or any of the Riverview Financial Subsidiaries shall promptly disclose to CBT Financial in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement hereto. No such modification shall, however be deemed an acceptance by CBT Financial thereof.

6.6    Notice. Riverview Financial shall promptly notify CBT Financial in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to CBT Financial in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on Riverview Financial or restrict in any material manner its ability to carry on its business as presently conducted.

6.7    No Acquisitions. Riverview Financial agrees at all times from the date of this Agreement to the Effective Time, it will not and it will cause each Riverview Financial Subsidiary not to enter into an agreement to acquire another depository institution, without the prior written consent of CBT Financial.

6.8    No Purchase or Sales of Riverview Financial Common Stock During Price Determination Period. Neither Riverview Financial nor any Riverview Financial Subsidiary, nor any executive officer or director of Riverview Financial or any Riverview Financial Subsidiary, shall purchase or sell on the Market, or submit a bid to purchase or an offer to sell on the Market, directly or indirectly, any shares of Riverview Financial Common Stock or CBT Financial Common Stock or any options, rights or other securities convertible into shares of Riverview Financial Common Stock or CBT Financial Common Stock during the Price Determination Period; provided, however, that Riverview Financial may purchase shares of Riverview Financial Common Stock in the Ordinary Course of Business of Riverview Financial during the Price Determination Period for the benefit of Riverview Financial’s Benefit Plans or Riverview Financial’s Dividend Reinvestment Plan.

6.9    Employment Arrangements.

(a)    Riverview Financial, Riverview Bank or another subsidiary of Riverview Financial (any such parties employing employees of CBT Financial or a CBT Financial Subsidiary after the Effective Date, the “Riverview Financial Employers”) shall:

(i)    satisfy each of the Riverview Financial Employment Obligations and CBT Financial Employment Obligations that are payable after the Effective Date and CBT Financial or CBT Bank shall satisfy the CBT Financial Employment Obligations that are payable on or prior to the Effective Date;

(ii)    retain certain CBT Financial senior management employees for up to five (5) years who (A) desire to remain employed by the Riverview Financial Employers, (B) are identified in Schedule 6.9(a), without reduction of pay and with continuation of benefits as available to all similarly-situated employees, and (C) provided that each individual agrees to and signs an offer letter, substantially as set forth in Exhibit C-1, prior to the Effective Date; and

(iii)    use its good faith efforts to retain each other present employee of CBT Financial and the CBT Financial Subsidiaries in such employee’s current position and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Riverview Financial Employers at a compensation commensurate with the position).

(b)    In the event that the Riverview Financial Employers shall continue to employ officers or employees of CBT Financial and the CBT Financial Subsidiaries following the Effective Time (the “Continuing Employees”), the Riverview Financial Employers shall employ such persons on the Effective Time who are not covered by an employment agreement (the “Contract Employees”) as “at-will” employees. In the event the Riverview Financial Employers are not willing to employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of, any officers or employees of CBT Financial or the CBT Financial Subsidiaries who are not Contract Employees, or any officers or employees of Riverview Financial or the Riverview Financial Subsidiaries who do not have employment contracts with Riverview Financial or the Riverview Financial Subsidiaries, the Riverview Financial Employers shall pay severance benefits to such employees (other than Contract Employees) as follows:

(i)    in the event employment is terminated on or prior to the date which is one (1) year after the Effective Date, two (2) week’s salary for each year of service (and a pro-rata portion thereof for any partial year of service) with CBT Financial or Riverview Financial, as applicable, with a minimum of four (4) weeks’ and up to a maximum of 26 weeks’ salary (it is agreed that if an eligible employee is an hourly employee, salary shall mean the eligible employee’s regular hourly base compensation rate multiplied by his/her regularly scheduled number of hours worked per week in effect on his/her date of termination); or

(ii)    in the event employment is terminated thereafter, in accordance with the then existing severance policy of Riverview Financial or its successor.

(c)    For vesting and eligibility purposes for employee benefits, under each Riverview Financial Benefit Plan and/or any employee benefit plan established by Riverview Financial after the Effective Date, the Continuing Employees shall receive credit for years of service with CBT Financial and the CBT Financial Subsidiaries or predecessor of CBT Financial or the CBT Financial Subsidiaries if such service was recognized by CBT Financial for purposes of a comparable CBT Financial Benefit Plan.

(d)    Any restrictions on coverage for preexisting conditions or requirements for evidence of insurability under a Riverview Financial Benefit Plan that is an employee welfare benefit plan shall be waived for the employees of CBT Financial and the CBT Financial Subsidiaries who are currently covered for such conditions under CBT Financial’s existing insurance plans, and such employees shall receive credit under the applicable Riverview Financial Benefit Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Riverview Financial Benefit Plan in accordance with the corresponding CBT Financial Benefit Plan.

(e)    Michael J. Bibak will be offered an employment agreement, substantially as set forth Exhibit C, attached hereto, with Riverview Bank.

(f)    CBT Financial and Riverview Financial shall honor the contractual terms of all CBT Financial Employment Obligations listed on Schedule 3.22 and Riverview Financial Employment Obligations listed on Schedule 4.22, except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time with the written consent of the affected parties. To the extent the consummation of the Merger will constitute a change of control under the CBT Financial Employment Obligations or the Riverview Financial Employment Obligations, any potential amounts payable under the CBT Financial Employment Obligations are set forth in Schedule 6.9(f)(1) and any potential amounts payable under the Riverview Financial Employment Obligations are set forth in Schedule 6.9(f)(2).

(g)    Riverview Financial shall, prior to the Effective Time, obtain an agreement from each of Brett D. Fulk and Kirk D. Fox that the Merger and Bank Merger shall not be treated as events that constitute a “change of control” under their respective employment agreements, supplemental retirement plans or deferred compensation arrangements, as applicable.

6.10    Insurance; Indemnification.

(a)    For a period of six (6) years after the Effective Date, Riverview Financial shall (and CBT Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to CBT Financial’s existing directors and officers liability insurance policy (provided that such insurance shall be in such amount and with terms and conditions no less favorable than the director and officer liability policy of CBT Financial as of the date of this Agreement and carry such premium, not to exceed 200% of the current premium for CBT Financial’s existing directors and officers liability insurance policy, provided, however, if Riverview Financial is unable to obtain and maintain such policy as a result of such limitation, Riverview Financial shall obtain as much comparable insurance as is available at such time and that Riverview Financial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Date.

(b)    For a period of six (6) years from and after the Effective Date, Riverview Financial shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of CBT Financial or a CBT Financial Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Riverview Financial, which consent shall not be unreasonably withheld, conditioned or delayed) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer, employee or manager of CBT Financial or a CBT Financial Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of CBT Financial or a CBT Financial Subsidiary as in effect as of the date hereof (and Riverview Financial shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law (including the SOX Act) and Riverview Financial’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim, shall notify Riverview Financial (but the failure to so notify Riverview Financial shall not relieve Riverview Financial from any liability which Riverview Financial may have under this section except to the extent Riverview Financial is materially prejudiced thereby). In the defense of any Claim covered by this Section 6.10(b), Riverview Financial shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Riverview Financial and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Riverview Financial shall have an obligation to advance funds to satisfy an obligation of Riverview Financial or any successor to Riverview Financial under this Section 6.10(b) to the same extent that Riverview Financial would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

(c)    In the event Riverview Financial or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 6.10.

(d)    The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(e)    Any indemnification payments made pursuant to this Section 6.10 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

6.11    Appointment of Directors and COO. Riverview Financial shall, on or before the Effective Date (and contingent thereon), appoint to Riverview Financial’s Board of Directors and the Riverview Bank’s Board of Directors each of the persons selected to be a director of the Surviving Corporation in accordance with Section 1.4 to serve as a director of Riverview Financial and Riverview Bank. Subject to his execution and delivery of an Employment Agreement in the form attached hereto as Exhibit C, Riverview Financial and Riverview Bank shall, on or before the Effective Date (and contingent thereon), appoint Michael J. Bibak Chief Operating Officer.

6.12    Continuation of CBT Bank’s Name. For a period of five (5) years after the Effective Date, Riverview Financial shall preserve and use a mutually acceptable form of the present name of CBT Bank with respect to CBT Bank’s former branches.

6.13    Headquarters. The headquarters of the Surviving Corporation shall, subject to applicable regulatory approvals, be moved to a mutually agreeable location in State College, Pennsylvania for a period of no less than five (5) years. The Parties shall use their best efforts to identify a specific location in State College, Pennsylvania, and to obtain regulatory approval therefor, such that the headquarters of the Surviving Corporation can be moved, as close in time following the Closing Date (and contingent thereon), as possible. Administrative and operations offices of the Surviving Corporation shall remain located in Clearfield, Marysville and Pottsville, Pennsylvania. The legal headquarters of Riverview Bank, as the surviving party in connection with the Bank Merger, shall, subject to applicable regulatory approvals, be moved to Harrisburg, Pennsylvania.

6.14    Independent Non-Continuing Directors. Non-employee Directors of CBT Financial and Riverview Financial in office on the Closing Date who do not continue as directors of the Surviving Corporation shall have the option to sign a three year non-compete contract, a copy of which is contained in Schedule 6.14, in exchange for a one-time lump sum payment of $60,000.

6.15    Assumption of CBT Financial Trust Preferred Securities. Riverview Financial agrees that, effective with the Effective Date, it shall assume the CBT Financial trust preferred securities, and all of CBT Financial obligations under the related indentures, and shall take all actions necessary or appropriate in accordance therewith, including, if requested by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

6.16    Amendment to Articles of Incorporation. Subject to shareholder approval, Riverview Financial shall amend its Articles of Incorporation to increase the authorized shares to 20,000,000 shares.

ARTICLE VII.

CONDITIONS PRECEDENT

7.1    Common Conditions. The obligations of the parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

(a)    Shareholder Approval: This Agreement shall have been duly authorized, approved and adopted by the shareholders of CBT Financial in accordance with the Applicable Corporate Law and the Articles of Incorporation of CBT Financial. Riverview Financial’s shareholders shall also have approved an amendment to Riverview Financial’s Articles of Incorporation to increase its authorized shares of common stock.

(b)    Regulatory Approvals: The approval of each Bank Regulator shall have been obtained and all applicable waiting and notice periods shall have expired, subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by Riverview Financial of a portion of the business of Riverview Financial, or any subsidiary of Riverview Financial that Riverview Financial, in its good faith judgment, believes will have a significant and material adverse impact on the business of Riverview Financial or the Riverview Financial Subsidiaries or (B) any divestiture by CBT Financial or the CBT Financial Subsidiaries of a portion of their businesses which Riverview Financial in its good faith judgment believes will have a significant and material adverse impact on the business of CBT Financial or the CBT Financial Subsidiaries, as the case may be, or (ii) impose any condition upon Riverview Financial or Riverview Bank, or their other subsidiaries, taken as a whole, which in Riverview’s good faith judgment (x) would have a Material Adverse Effect on Riverview Financial and the Riverview Financial subsidiaries taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by Riverview Financial as a result of consummating the Merger or (z) would prevent Riverview Financial from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c)    Tax Opinion. Each of Riverview Financial and CBT Financial shall have received an opinion of their respective counsel, reasonably acceptable to Riverview Financial and CBT Financial, addressed to Riverview Financial and CBT Financial, respectively, with respect to federal tax laws or regulations, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Riverview Financial and CBT Financial will each be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code.

(d)    Registration Statement: The Registration Statement, including any amendments thereto, shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus to the shareholders of Riverview Financial and CBT Financial; regulatory clearance for the exchange contemplated by the Registration Statement (the “Exchange”) shall have been received from each federal and state regulatory authority having jurisdiction over the Exchange; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by the SEC or any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Exchange.

(e)    No Suits: No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if Riverview Financial agrees to defend and indemnify CBT Financial and CBT Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to CBT Financial and Riverview Financial, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of CBT Financial to consummate this Agreement.

(f)    Federal and State Securities and Antitrust Laws: All applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

(g)    Castle Creek Waiver. Castle Creek Capital Partners, VI, L.P. shall have agreed to waive its right to designate a member of the Board of Directors of Riverview Financial for a period of one year following the Closing Date.

7.2    Conditions Precedent to Obligations of Riverview Financial. The obligations of Riverview Financial to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Riverview Financial in accordance with the provisions of Section 8.4 herein:

(a)    Accuracy of Representations and Warranties: Each of the representations and warranties of CBT Financial set forth in this Agreement or in any certificate or agreement delivered by CBT Financial pursuant to the provisions hereof shall be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except for changes contemplated by this Agreement). For purposes of this condition to Closing, no representation or warranty of CBT Financial contained in Article III shall be deemed untrue or incorrect, and CBT Financial shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect. The foregoing standard shall not apply to representations and warranties contained in Sections 3.1(a), 3.1(b) and 3.1(c), and in Sections 3.2, 3.4 and 3.10, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

(b)    Covenants Performed: CBT Financial shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

(c)    No Material Adverse Effect: From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to CBT Financial or any CBT Financial Subsidiary.

(d)     Closing Documents: On or before the Effective Time, CBT Financial shall have delivered to Riverview Financial: (i) a certificate signed by CBT Financial’s Chief Executive Officer and President or Chief Financial Officer (or other officers reasonably acceptable to Riverview Financial) verifying that, to their knowledge, all of the conditions in Sections 7.2(a), (b) and (c) have been satisfied; (ii) a certificate (from appropriate officers of CBT Financial or CBT Financial’s transfer agent) as to the issued and outstanding shares of CBT Financial Common Stock, and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of CBT Financial Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares, and (iii) such other certificates and documents as Riverview Financial and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “CBT Financial Closing Documents”).

(e)    Fairness Opinion. Riverview Financial shall have obtained from an independent financial advisor selected by the Board of Directors of Riverview Financial, an opinion, dated as of the date of this Agreement, to be furnished to the Board of Directors of Riverview Financial stating that the Conversion Ratio contemplated by this Agreement is fair to the shareholders of Riverview Financial from a financial point of view.

(f)    Dissenters. No more than 10% of the outstanding CBT Financial Shares shall have exercised dissenters rights.

7.3    Conditions Precedent to the Obligations of CBT Financial. The obligation of CBT Financial to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by CBT Financial in accordance with the provisions of Section 8.4 herein:

(a)    Accuracy of Representations and Warranties: Each of the representations and warranties of Riverview Financial set forth in this Agreement or in any certificate or agreement delivered by Riverview Financial pursuant to the provisions hereof shall be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except for changes contemplated by this Agreement). For the purposes of this condition to Closing, no representation or warranty of Riverview Financial contained in Article IV shall be deemed untrue or incorrect, and Riverview Financial shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect. The foregoing standard shall not apply to representations and warranties contained in Sections 4.1(a), 4.1(b), and 4.1(c), and in Sections 4.2, 4.4 and 4.10, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

(b)    Covenants Performed: Riverview Financial shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by Riverview Financial.

(c)    No Material Adverse Effect: From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Riverview Financial or Riverview Bank.

(d)    Fairness Opinion: CBT Financial shall have obtained from an independent financial advisor selected by the Board of Directors of CBT Financial, an opinion, dated as of the date of this Agreement, to be furnished to the Board of Directors of CBT Financial stating that the Conversion Ratio contemplated by this Agreement is fair to the shareholders of CBT Financial from a financial point of view.

(e)    Closing Documents: Riverview Financial shall have delivered to CBT Financial: (i) a certificate signed by Riverview Financial’s President, Chief Executive Officer or Chief Financial Officer (or other officer reasonably acceptable to CBT Financial) verifying that, to their knowledge, (i) all of the conditions in Sections 7.3(a), (b) and (c) have been satisfied; and (ii) such other certificates and documents as CBT Financial and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “Riverview Financial Closing Documents”).

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination.

This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Merger by the shareholders of CBT Financial:

(a)    By the mutual written agreement of Riverview Financial and CBT Financial;

(b)    By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party, but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by CBT Financial) or Section 7.3(a) (in the case of a breach of a representation or warranty by Riverview Financial);

(c)    By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure cannot be cured within 30 days after written notice of such failure by the terminating party to the other party, but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by CBT Financial) or Section 7.3(b) (in the case of a breach of covenant by Riverview Financial);

(d)    By either party if the Closing shall not have occurred by April 30, 2018 (the “Termination Date”), or such later date as shall have been agreed to in writing by Riverview Financial and CBT Financial; provided, that a party may not terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)    By either party if

(i)    the shareholders of CBT Financial fail to approve the transactions contemplated by this Agreement at a meeting of CBT Financial shareholders called for that purpose; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote, the board of directors of CBT Financial shall have withdrawn, modified or changed in a manner adverse to Riverview Financial approval or recommendation of this Agreement and the transactions contemplated thereby or

(ii)    if Riverview Financial’s shareholders fail to approve an amendment to its Articles of Incorporation increasing its authorized shares of common stock;

(f)    By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g)    By the Board of Directors of Riverview Financial (i) if CBT Financial has received a CBT Financial Superior Proposal and (ii) in accordance with Section 5.7 of this Agreement, the Board of Directors of CBT Financial (A) enters into an acquisition agreement with respect to the CBT Financial Superior Proposal, (B) withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Riverview Financial, or (C) delivers a Final Notice of Superior Proposal;

(h)    By the Board of Directors of either party if CBT Financial has received a CBT Financial Superior Proposal and, in accordance with Section 5.7, the Board of Directors of CBT Financial has delivered a Final Notice of Superior Proposal; or

(i)    By the Board of Directors of CBT Financial, through a resolution adopted by its Board of Directors, at any time during the five-day period commencing with the Determination Date if the Riverview Financial Price Ratio is both (x) less than 0.80; and (y) less than the Index Ratio by more than twenty percent (20%).

(i)    For purposes of this Section 8.1, the following terms shall have the meanings indicated:

(A)    “Starting Price” shall mean the closing stock price of Riverview Financial Common Stock on the trading day immediately preceding the date of the announcement of this Agreement.

(B)    “Riverview Financial Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Date Average Closing Price by the Starting Price, calculated to four (4) decimal places.

(C)     “Determination Date” shall mean the latest of (i) the date on which the last approval, consent or waiver of any Bank Regulator required to permit the consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired; and (ii) the latest date on which the shareholder approvals of both Parties required under this Agreement are received.

(D)    “Determination Date Average Closing Price” means the average of the per share closing prices of a share of Riverview Financial Common Stock during the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

(E)    “Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average NASDAQ Bank Index Value by the NASDAQ Bank Index Value on the on the trading day immediately preceding the date of the announcement of this Agreement, calculated to four (4) decimal places.

(F)    “Average NASDAQ Bank Index Value” means the average of the NASDAQ Bank Index Value as quoted by NASDAQ for the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

(ii)    The Starting Price, the Determination Date Average Closing Price and the other amounts above shall be appropriately adjusted for any event described in the definition of Conversion Ratio.

(iii)    In the event CBT Financial elects to exercise its termination right pursuant to this Section 8.1(i), it shall give prompt written notice thereof to Riverview Financial (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five day period). During the five-day period commencing with its receipt of such notice, Riverview Financial shall have the option to increase the consideration to be received by the holders of CBT Financial Common Stock hereunder, by adjusting the Conversion Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Conversion Ratio (as then in effect) by (B) the Determination Date Average Closing Price or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Conversion Ratio (as then in effect) by (B) the Riverview Financial Price Ratio. If Riverview Financial so elects within such five-day period, it shall give prompt written notice to CBT Financial of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified).

8.2    Effect of Termination.

(a)    Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that Sections 8.2(b),8.2(c) and 11.1 shall survive such termination.

(b)    Liability. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i)    Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)    In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii)    In the event this Agreement is terminated by

(A)    Riverview Financial pursuant to Section 8.1(e)(i) and: (1) prior to such termination, any person shall have publicly proposed or announced a CBT Financial Acquisition Transaction; and (2) within twelve (12) months after such termination, CBT Financial enters into an agreement with respect to a CBT Financial Acquisition Transaction or completes a CBT Financial Acquisition Transaction then CBT Financial shall make a cash payment in the amount of $2.2 million (the “Termination Fee”) to Riverview Financial within ten (10) Business Days after written demand by Riverview Financial after closing of an CBT Financial Acquisition Transaction. Such payment shall be made by wire transfer of immediately available funds to an account designated by Riverview Financial; or

(B)    By CBT Financial pursuant to Section 8.1(e)(ii), then Riverview Financial shall make a cash payment in the amount of the Termination Fee to CBT Financial within ten (10) Business Days after written demand by CBT Financial after the Riverview Financial shareholder meeting called to consider the matters referred to in Section 8.1(e)(ii) has been adjourned. Such payment shall be made by wire transfer of immediately available funds to an account designated by CBT Financial.

(iv)    In the event that Riverview Financial terminates this Agreement in accordance with Section 8.1(g) or CBT Financial terminates this Agreement in accordance with Section 8.1(h), CBT Financial shall pay to Riverview Financial the Termination Fee within ten (10) Business Days after notice of such termination is given. Such payments shall be made by wire transfer of immediately available funds to an account designated by Riverview Financial.

(v)    The right to receive payment of the Termination Fee under Section 8.2(b)(iii) or Section 8.2(b)(iv) will constitute the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

(c)    Confidentiality. In the event of a termination of this Agreement, neither Riverview Financial, Riverview Bank nor CBT Financial nor CBT Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

8.3    Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Riverview Financial or CBT Financial), but only by a written instrument duly authorized, executed and delivered by Riverview Financial and by CBT Financial; provided, however, that any amendment to the Riverview Financial Stock Consideration to be received by the shareholders of CBT Financial in exchange for their shares of CBT Financial Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of CBT Financial in accordance with applicable provisions of the Applicable Corporate Law.

8.4    Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of CBT Financial or Riverview Financial) by a written instrument duly authorized, executed and delivered by such party or parties.

8.5    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief.

ARTICLE IX.

CLOSING AND EFFECTIVE TIME

9.1    Closing. Provided that all conditions precedent set forth in Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 8.4 of this Agreement, the parties shall hold a closing (the “Closing”) by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at the offices of Riverview Financial at 3901 N. Front Street, Harrisburg, PA 17110, no later than thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a specific date to be agreed upon by the parties, at which time the parties shall deliver the CBT Financial Closing Documents, the Riverview Financial Closing Documents, the opinions of counsel required by Section 7.1(c), and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

9.2    Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, Riverview Financial and CBT Financial will cause Articles of Merger (the “Articles of Merger”) to be delivered and properly filed with the Filing Offices. The Merger shall become effective at 11:59 p.m. (or such other time as the parties may agree) on the day on which the Closing occurs and Articles of Merger are filed with the Filing Offices or such later date and time as may be specified in the Articles of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

ARTICLE X.

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1    No Survival. The representations and warranties of CBT Financial and of Riverview Financial set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach of such agreements.

ARTICLE XI.

GENERAL PROVISIONS

11.1    Expenses. Except as expressly provided in this Agreement to the contrary, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this Section 11.1 herein, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of CBT Financial, and the cost or preparation and filing of the Proxy Statement/Prospectus, other than the cost of CBT’s legal, accounting or other counsel, shall be deemed to be an expense of Riverview Financial.

11.2    Press Releases, Etc. Riverview Financial and CBT Financial agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by Riverview Financial and CBT Financial, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

11.3    Notices. All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

(a) If to Riverview Financial, to:

3901 N. Front Street

Harrisburg, PA 17110

Attn: Kirk D. Fox, Chief Executive Officer

With a copy to:

Barley Snyder LLP

126 East King Street

Lancaster, Pennsylvania 17602

Attn: Kimberly J. Decker

(b) If to CBT Financial, to:

CBT Financial Corp.

11 N. Second Street

Clearfield, PA 16830

Attn: Michael Bibak, President and Chief Executive Officer

With a copy to:

Luse Gorman, P.C.

5335 Wisconsin Avenue, NW

Suite 780

Washington, D.C. 20015

Attn:     Benjamin M. Azoff

     Marc P. Levy

11.4    Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

11.5    Governing Law. This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the Applicable Corporate Law or federal law specifically applies to the Merger and the transactions contemplated thereby.

11.6    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party (which consent may be withheld in such other party’s sole and absolute discretion). Other than the right to receive the consideration payable as a result of the Merger pursuant to Article II hereof or indemnification provided in Section 6.10(b), this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.7    Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change.

11.8    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

RIVERVIEW FINANCIAL CORPORATION

By:
Kirk D. Fox, Chief Executive Officer

Attest:
Brett D. Fulk, President

CBT FINANCIAL CORP.

By:
Michael J. Bibak, President and Chief Executive Officer

Attest:
Richard W. Ogden, Treasurer